EXHIBIT 4.3









                                   LOAN AGREEMENT


                                    BY AND AMONG


                              J & J SNACK FOODS CORP.,


            THE SUBSIDIARIES OF J & J SNACK FOODS CORP.  SIGNATORY HERETO


                             THE BANKS SIGNATORY HERETO


                                         AND


                            CITIZENS BANK OF PENNSYLVANIA
                               AS AGENT FOR SUCH BANKS


                                  DECEMBER 4, 2001












                                   LOAN AGREEMENT

               AGREEMENT, made this 4th day of December, 2001, by and

          among:

               J & J SNACK FOODS CORP., a New Jersey corporation;

               The Subsidiary Borrowers of Parent that have executed the

          signature pages hereto; and

               The Banks that have executed the signature pages hereto;

          and

               CITIZENS  BANK  OF  PENNSYLVANIA,  a  Pennsylvania  state-

          chartered bank, as Agent for the Banks;

                                W I T N E S S E T H:

               WHEREAS, Parent and the Subsidiary Borrowers wish to obtain loans from the Banks in the aggregate principal sum of up to Fifty Million and 00/100 ($50,000,000.00) Dollars, and the Banks are willing to make such loans to Parent and the Subsidiary Borrowers in an aggregate principal amount of up to such sum on the terms and conditions hereinafter set forth;

               NOW, THEREFORE, the parties hereto agree as follows:


                                      ARTICLE 1

                                     Definitions
               As used in this Agreement, terms defined in the recitals
          hereto shall have the meanings therein defined and the following terms shall have the following meanings:

                    ABR Loans: Loans that bear interest at a rate based upon the Alternate Base Rate.

                    Acquisition: any acquisition by any Borrower of all or a substantial portion of the Capital Stock, assets and/or properties of another Person, pursuant to and in accordance with the terms of an Acquisition Agreement.

                    Acquisition Agreement: any agreement by and between a Borrower and another Person with respect to such Borrower's acquisition of all or a substantial portion of the assets and/or properties of such other Person and/or all or a substantial portion of the issued and outstanding Capital Stock of another Person owned by such other Person, including all exhibits, annexes and schedules thereto, and all amendments, modifications and supplements thereof

                    Acquisition Cost: with respect to any otherwise Permitted Acquisition, the sum of (i) all cash consideration paid or agreed to be paid by the acquiror to make such Acquisition (inclusive of payments of such person of the seller's professional fees and expenses and other out-of-pocket expenses in connection therewith), plus (ii) the fair market value of all non-cash consideration paid of such acquiror in connection therewith, plus (iii) an amount equal to the principal or stated amount of all liabilities assumed or incurred by such acquiror in connection therewith, plus (iv) any optional or mandatory capital contributions made to such entity by such acquiror. The principal or stated amount of any liability assumed or incurred by an acquiror in connection with an Acquisition which is a contingent liability shall be an amount equal to the stated amount of such liability or, if the same is not stated, the maximum reasonably anticipated amount payable by such acquiror in respect thereof as determined by such acquiror in good faith.

                    Additional Costs: as defined in subsection 2.22(b) hereof.

                    Affected Loans:  as defined in Section 2.25 hereof.

                    Affected Type: as defined in Section 2.25 hereof.

                    Affiliate: as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (i) any Person that owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each controlling shareholder, director and officer of a Borrower shall be deemed to be an Affiliate of the Borrowers.

                    Affiliate Advances: as to any Borrower, all loans, advances and other distributions to and Investments in any officer, director, employee, Affiliate and/or Subsidiary of such Borrower, excluding salary, bonuses and benefits paid to employees of such Borrower in the ordinary course of such Borrower's business.

                    Agency Fee:  as defined in subsection 2.7(c) hereof.

                    Agent: Citizens Bank of Pennsylvania, in its capacity as Agent for the Banks, together with its successors in such capacity.

                    Alternate Base Rate: the higher of (i) the Prime Rate and (ii) the Federal Funds Rate plus 0.50%.

                    Applicable Lending Office: with respect to each Bank, with respect to each type of Loan, the Lending Office as designated for such type of Loan below its name on the signature pages hereof or such other office of such Bank or of an affiliate of such Bank as such Bank may from time to time specify to the Agent and the Parent as the office at which its Loans of such type are to be made and maintained.

                    Applicable Margin: with respect to the unpaid principal balance of ABR Loans and LIBOR Loans, and the face amount of all outstanding Letters of Credit, in each case at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level and under the applicable column

                           Applicable       Applicable       Applicable
                           Margin for       Margin for       Margin for
          Pricing          ABR Loans        LIBOR Loans      Letters of
          Level                                               Credit

          Pricing          0.125            0.500            0.500
          Level I

          Pricing          0.125            0.625            0.625
          Level II

          Pricing          0.125            0.750            0.750
          Level III

          Pricing          0.375            0.875            0.875
          Level IV

          In each case, the determination of the Applicable Margin pursuant to the table set forth above shall be made on a quarterly basis based on an examination of the financial statements of the Borrowers delivered pursuant to and in compliance with Section 5.1 or Section 5.2 hereof, which financial statements, whether annual or quarterly, shall be (A) audited in the case of financial statements furnished pursuant to Section 5.1 and (B) certified by the chief financial officer of Parent in the case of financial statements furnished pursuant to Section 5.2 and shall indicate that there exists no Default or Event of Default hereunder. Each determination of the Applicable Margin shall be effective five days following the date on which the financial statements on which such determination was based were received by the Agent. In the event that financial statements for the four full fiscal quarters most recently completed prior to such date of determination either: (i) have not been delivered to the Agent in compliance with Section 5.1 or 5.2 hereof, or (ii) if delivered, do not comply in form or substance with Section 5.1 or 5.2 hereof (in the sole judgment of the Agent), then the Agent may determine, in its reasonable judgment, the ratio referred to above that would have been in effect as at such date, and, consequently, the Applicable Margin in effect for the period commencing on such date.

                    Applicable Period:  as defined in Section 7.15 hereof.

                    Assignment and Acceptance: an agreement in the form of Exhibit B hereto.

                    Bank and Banks: the banks and other financial institutions that have executed the signature pages hereto together with each bank and any other financial institution that becomes a Bank pursuant to the terms of this Agreement.

                    Borrower:  Parent or any Subsidiary Borrower.

                    Borrowers:    Parent  and  the  Subsidiary  Borrowers
          collectively.

                    Borrowing Notice: as defined in Section 2.2 hereof.

                    Business Day: any day other than Saturday, Sunday or any other day on which commercial banks in Pennsylvania are authorized or required to close under the laws of the Commonwealth of Pennsylvania.

                    Capital Expenditures: for any period, the aggregate amount of all payments made during such period by any Borrower directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment that, in accordance with GAAP, would be added as a debit to the fixed asset account of such Borrower, including, without limitation, all amounts paid or payable during such period with respect to Capitalized Lease Obligations and interest that are required to be capitalized in accordance with GAAP.

                    Capitalized Lease: any lease, the obligations to pay rent or other amounts under which, constitute Capitalized Lease Obligations.

                    Capitalized Lease Obligations: as to any Borrower, the obligations of such Borrower to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Borrower under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

                    Capital Stock: as to any Borrower, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Borrower's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

                    Cash: as to any Borrower, such Borrower's cash and cash equivalents, as defined in accordance with GAAP.

                    CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq.

                    Citizens:  Citizens Bank of Pennsylvania, a
          Pennsylvania state-chartered bank, in its capacity as a Bank hereunder.

                    Code: the Internal Revenue Code of 1986, as it may be amended from time to time.

                    Commitment: as to each Bank, the amount set forth opposite such Bank's name on the signature pages hereof under the caption "Commitment" as such amount is subject to reduction in accordance with the terms hereof.

                    Commitment Fee: as defined in subsection 2.7(a) hereof.

                    Commitment Termination Date: December 1, 2004, subject to earlier termination as provided in this Agreement.

                    Compliance Certificate: a certificate executed by the president and chief financial or accounting officer of Parent to the effect that: (i) as of the effective date of the certificate, no Default or Event of Default under this Agreement exists or would exist after giving effect to the action intended to be taken by the Borrowers as described in such certificate, including, without limitation, that the covenants set forth in
          Section 6.9 hereof would not be breached after giving effect to such action, together with a calculation in reasonable detail, and in form satisfactory to the Agent, of such compliance, and
          (ii) the representations and warranties contained in Article 3 hereof are true and with the same effect as though such representations and warranties were made on the date of such certificate, except for changes in the ordinary course of business none of which, either singly or in the aggregate, have had a Material Adverse Effect.

                    Controlled Group: all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrowers, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the
          Code and Section 4001 (a)(2) of ERISA.

                    Credit Period: the period commencing on the date of this Agreement and ending on the Commitment Termination Date.

                    Debt Instrument: as defined in subsection 8.4(a) hereof.

                    Default: an event which with notice or lapse of time, or both, would constitute an Event of Default.

                    Defined Contribution Plan: a plan which is not covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code and which provides for an individual account for each participant and for benefits based solely on the amount contributed to the participant's account, and any income, expenses, gains and losses, and any forfeitures of accounts of other participants which may be allocated to such participant's account.

                    Disposal: the discharge, deposit, injection, dumping, spilling, leaking or placing of any hazardous materials into or on any land or water so that such hazardous materials or constituent thereof may enter the environment or be emitted into the air or discharged into any waters, including ground waters.

                    Dollars and $: lawful money of the United States of America.

                    Domestic Subsidiary: each direct and indirect Subsidiary of Parent organized under the laws of the United States of America or a state thereof.

                    Drawing Date: as defined in Section 2.15(c) hereof.

                    EBIT: the sum of the net income of Parent and its Subsidiaries on a consolidated basis (as determined in accordance with GAAP), plus, to the extent subtracted in determining such net income, the provision for income tax expense and the Interest Expense.

                    EBITDA: with respect to Parent and its Subsidiaries on a consolidated basis for any period, the sum of (i) net income (as determined in accordance with GAAP), (ii) Interest Expense, (iii) depreciation and amortization, and (iv) Federal, state and local income taxes, in each case of the Borrower and its Subsidiaries on a consolidated basis for such period, computed in accordance with GAAP.

                    Eligible Assignee: a commercial bank or other financial institution organized under the laws of the United States of America or any state and having a combined capital and surplus of at least $500,000,000.

                    Employee Benefit Plan: any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrowers or any of its ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for employees of any Loan Party or any current or former ERISA Affiliate.

                    Employee Welfare Benefit Plan: any employee benefit plan within the meaning of Section 3(l) of ERISA.

                    Environmental Laws and Regulations: all federal, state and local environmental, health and safety laws, regulations, ordinances, orders, judgments and decrees applicable to any Borrower or any other Loan Party, or any of their respective assets or properties.

                    Environmental Liability: any liability under any applicable Environmental Laws and Regulations for any disposal, release or threatened release of a Hazardous Substance pollutant or contaminant as those terms are defined under CERCLA, and any liability which would require a removal, remedial or response action, as those terms are defined under CERCLA, by any Person or any environmental regulatory body having jurisdiction over any Borrower or any other Loan Party and/or any liability arising under any Environmental Laws and Regulations for any Borrower's or any other Loan Party's failure to comply with such laws and regulations, including without limitation, the failure to comply with or obtain any applicable environmental permit.

                    Environmental Proceeding: any judgment, action, proceeding or investigation pending before any court or governmental authority, with respect to any Borrower or any other Loan Party and arising under or relating to any Environmental Laws and Regulations.

                    ERISA: the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

                    ERISA Affiliate: with respect to any Loan Party, any corporation, person or trade or business which is a member of a group which is under common control with any Loan Party, who together with any Loan Party, is treated as a single employer within the meaning of Sections 414(b) - (o) of the Code and, if applicable, Sections 4001(a)(14) and (b) of ERISA.

                    Event of Default: as defined in Article 8 hereof.

                    Facility Usage: shall mean at any time the sum of the Loans outstanding and Letter of Credit Outstandings.

                    Federal Funds Rate: for any day, the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day, or if such day is not a Business Day, for the next preceding Business Day (or, if such rate is not so published for any such day, the average rate charged to the Agent on such day on such transactions as reasonably determined by the Agent).

                    Fee(s):  as defined in subsection 2.7(d) hereof.

                    Financial Statements: with respect to Parent, its consolidated: (i) audited Balance Sheet as at September 30, 2000, together with the related audited Income Statement and Statement of Changes in Financial Position Cash Flow for the fiscal year then ended, and (ii) unaudited Balance Sheet as at June 30, 2001, together with the related unaudited Income Statement and Statement of Changes in Financial Position Cash Flow for the nine-month period then ended; provided that to the extent such financial statements are not the most recent financial statements furnished by the Borrowers pursuant to
          Section 5.1 or 5.2 of this Agreement, "Financial Statements" shall mean the most recent of the applicable consolidated and/or consolidating financial statements furnished by the Borrowers pursuant to such Section 5.1 or 5.2.

                    Fixed Base Rate: with respect to any LIBOR Loan for any Interest Period therefor, LIBOR, as reasonably determined by the Agent.

                    Fixed Charge Coverage Ratio: as at any time of determination, the ratio of the following for the most recently completed four fiscal quarters of Parent: (i) EBIT to (ii) Interest Expense, each with respect to such most recently completed four fiscal quarters of Parent.

                    Fixed Rate: for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to (i) the Fixed Base Rate for such Loan for such Interest Period; divided by (ii) 1.00 minus the Reserve Requirement, if any, for such Loan for such Interest Period.
          The Agent shall use its best efforts to advise Parent of the Fixed Rate as soon as practicable after each change in the Fixed Rate; provided however, that the failure of the Agent to so advise Parent on any one or more occasions shall not affect the rights of the Banks or the Agent or the obligations of the Borrowers hereunder.

                    Foreign Subsidiary: each direct and indirect
          Subsidiary of Parent that is not a Domestic Subsidiary.

                    Frontage Fee: as defined in Section 2.7(c) hereof.

                    GAAP: generally accepted accounting principles, consistently applied.
                    Governmental Acts: as defined in Section 2.15(k) hereof.

                    Hazardous Materials: any toxic chemical, Hazardous Substances, contaminants or pollutants, medical wastes, infectious wastes, or hazardous wastes.

                    Hazardous Substance: as set forth in Section 101(14) of CERCLA or comparable provisions of state or local law.

                    Hazardous Waste: as set forth in the Resource
          Conservation and Recovery Act, 42 U.S.C. 9603(5), and the Environmental Protection Agency's implementing regulations, or state or local law.

                    Indebtedness: with respect to any Borrower, all: (i) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Borrower at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Borrower; (ii) liabilities or obligations of others for which such Borrower is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (iii) liabilities or obligations secured by Liens on any assets of such Borrower, whether or not such liabilities or obligations shall have been assumed by it; and (iv) liabilities or obligations of such Borrower, direct or contingent, with respect to letters of credit issued for the account of such Borrower and bankers acceptances created for such Borrower.

                    Insolvency Proceeding: with respect to any Person, (a) any case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

                    Interest Expense: with respect to Parent and its Subsidiaries for the applicable period of determination thereof, the interest expense of Parent and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

                    Interest Period: with respect to any LIBOR Loan, each period commencing on the date such Loan is made or converted from a Loan or Loans of another type, or the last day of the next preceding Interest Period with respect to such Loan, and ending on the same day in the first, second, third or sixth calendar month thereafter, as the Borrowers may select as provided in Section 2.2 hereof, except that each such Interest Period that commences on the last LIBOR Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last LIBOR Business Day of the appropriate subsequent calendar month.

                    Notwithstanding the foregoing: (i) each Interest Period that would otherwise end on a day that is not a LIBOR Business Day shall end on the next succeeding LIBOR Business Day or, if such next succeeding LIBOR Business Day falls in the next succeeding calendar month, on the next preceding LIBOR Business Day); (ii) no more than seven Interest Periods shall be in effect at the same time; (iii) notwithstanding clause (iv) below, any Interest Period for any type of Loan that commences before the Commitment Termination Date shall end no later than the Commitment Termination Date; and (iv) no Interest Period shall have a duration of less than one month. In the event that the Borrowers fail to select the duration of any Interest Period for any Loan within the time period and otherwise as provided in
          Section 2.2 hereof, such Loan will be automatically converted into an ABR Loan on the last day of the preceding Interest Period for such Loan.

                    Interest Rate Contracts: interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuation in interest rates, in each case, in form and substance satisfactory to the Agent and, in each case, with counter-parties satisfactory to the Agent.

                    Investment:  by any Borrower:

                    (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Borrower for or in connection with the acquisition by such Borrower of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; and

                    (b) the amount of any advance, loan or extension of credit by such Borrower, to any other Person, or guaranty or other similar obligation of such Borrower with respect to any Indebtedness of such other Person, and (without duplication) any amount committed to be advanced, loaned, or extended by such Borrower to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Borrower for the benefit of, such other Person.

                    IRS: Internal Revenue Service.

                    Joinder: an agreement in the form of Exhibit C hereto.

                    Latest Balance Sheet: as defined in subsection 3.9(a) hereof.

                    Law: any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

                    Leases: leases and subleases (other than Capitalized Leases), licenses for the use of real property, easements, grants, and other attachment rights and similar instruments under which a Borrower has the right to use real or personal property or rights of way.

                    Letter of Credit: as defined in Section 2.15 hereof.

                    Letter of Credit Borrowing: an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made and shall not have been converted into an ABR Loan under Section 2.15(c).

                    Letter of Credit Fee: as defined in Section 2.7(c) hereof.

                    Letter of Credit Outstandings: at any time the sum of
          (i) the aggregate undrawn face amount of all then outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and then outstanding Reimbursement Obligations.

                    Leverage Ratio: the ratio of (i) the Borrowers' Total Funded Debt as at the time of determination, to (ii) the Borrowers' EBITDA with respect to the most recently completed four fiscal quarters of Parent, each measured on a consolidated basis.

                    LIBOR: shall mean for any day during each Interest Period the per annum rate of interest (computed on a basis of a year of 360 days and actual days elapsed) estimated in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rate per annum for deposits, in an amount of U.S. Dollars comparable to the amount of principal relating to such Interest Period and having maturities comparable to such Interest Period, offered to major money center banks in the London interbank market at or about 11:00 a.m., London time, two (2) London business days prior to such Interest Period.

                    LIBOR Business Day: a Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

                    LIBOR Loans: all Loans the interest on which is calculated on the basis of the rate referred to in the definition of Fixed Base Rate.

                    Lien: any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

                    Loan(s): as defined in Section 2.1 hereof and including, without limitation, all ABR Loans made by the Banks pursuant to Section 2.15(c) hereof and all Letter of Credit Borrowings made pursuant to Section 2.15(e) hereof. Loans of different types made or converted from Loans of other types on the same day (or of the same type but having different Interest Periods) shall be deemed to be separate Loans for all purposes of this Agreement.

                    Loan Documents: this Agreement, the Notes and all other documents executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such documents.

                    Loan Party: each Borrower, any Domestic Subsidiary of a Borrower that has not yet become a Borrower pursuant to
          Section 7.13 hereof, and any other Person (other than the Banks and the Agent) which now or hereafter executes and delivers to any Bank or the Agent any Loan Document.

                    Material Adverse Effect: a material adverse effect on: (i) the business, condition (financial or otherwise), assets, liabilities or operations of the Borrowers taken as a whole, (ii) the ability of the Borrowers (taken as a whole) to perform their obligations under any Loan Document to which the Borrowers are a party, or (iii) the validity or enforceability of this Agreement or the other Loan Documents or the rights or remedies of the Banks and/or the Agent hereunder or thereunder.

                    Multiemployer Plan: a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years.

                    New Type Loans:  as defined in Section 2.25 hereof.

                    Non-Material Office: an office maintained by a Subsidiary of Parent that is utilized primarily as a sales office.

                    Note(s):   as defined in Section 2.4 hereof.

                    Obligations: collectively, all of the Indebtedness, liabilities and obligations of the Borrowers to the Banks and the Agent, whether now existing or hereafter arising, whether or not currently contemplated, including, without limitation, those arising under the Loan
          Documents.

                    Official Body: any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                    Parent: J & J Snack Foods Corp., a New Jersey corporation.

                    Participation Advance: with respect to any Bank, such Bank's payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to
          Section 2.15(e) hereof.

                    Payor:  as defined in Section 2.19 hereof

                    PBGC:  Pension Benefit Guaranty Corporation.

                    Pension Plan: at any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained either: (i) by a Borrower or any ERISA Affiliate for employees of such Borrower, or by such Borrower for any ERISA Affiliate, or (ii) pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which such Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

                    Permitted Acquisition: an Acquisition that satisfies each of the following conditions:(i) the entire business or assets acquired or business of the entity whose Capital Stock is acquired shall be substantially similar to a Borrower's line of business as conducted on the date hereof; (ii) the Acquisition Cost with respect to any one Acquisition shall not exceed $5,000,000;
          (iii) the Acquisition Cost of all Acquisitions the aggregate in any fiscal year of Parent which but for this clause would be Permitted Acquisitions shall not exceed $10,000,000; (iv) at the time of such Acquisition no Default or Event of Default exists and no Default or Event of Default would occur after giving effect to such Acquisition; (v) the Acquisition shall have the approval of the target company's board of directors (or similar governing body); (vi) the applicable Borrower shall have complied with any applicable state takeover law and any applicable super majority charter provisions; (vii) all governmental and third-party consents and approvals necessary in connection with each aspect of the Acquisition shall have been obtained (without the imposition of any unreasonable conditions) and shall remain in effect, except where the failure to obtain same could not reasonably be expected to have a Material Adverse Effect, all applicable waiting periods shall have expired or been terminated or waived without any material adverse action being taken by any authority having jurisdiction; and no law or regulation shall be applicable that restrains, prevents or imposes material adverse conditions upon any aspect of the Acquisition; and (viii) the Borrowers shall have delivered to the Agent, not less than 10 days prior to the consummation of such Acquisition, a certificate of a financial officer of the Borrower, in all respects reasonably satisfactory to the Agent and dated the date of such consummation, attaching a pro-forma compliance certificate (in a format satisfactory to the Bank) evidencing compliance with Section 6.9 of this Agreement (as the same may be amended from time to time) after giving effect to such Acquisition and based on the most recent financial statements delivered to the Bank pursuant to this Agreement; provided, that, as to such financial covenants (and any other financial covenants now or hereafter applying to the facilities described in this Agreement), all of such covenants shall be deemed amended to require compliance as to the Borrowers with the entity acquired in the Acquisition.
                    Permitted Liens: as to any Borrower: (i) pledges or deposits by such Borrower under workers' compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of such Borrower), or leases to which such Borrower is a party, or deposits to secure public or statutory obligations of such Borrower or deposits of Cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which such Borrower is a party, or deposits as security for contested taxes or import duties or for the payment of rent;
          (ii) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against such Borrower with respect to which such Borrower at the time shall currently be prosecuting an appeal or proceedings for review; (iii) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested as permitted by Section 6.6 hereof; (iv) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties; and (v) Liens incidental to the conduct of the business of such Borrower or to the ownership of such Borrower's property that were not incurred in connection with Indebtedness of such Borrower, all of which Liens referred to in the preceding clause
          (v) do not in the aggregate materially detract from the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of such Borrower, and as to all the foregoing only to the extent arising and continuing in the ordinary course of business.

                    Person: an individual, a corporation, a limited liability company, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

                    Plan: at any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either:
          (i) maintained by a Borrower or any member of the Controlled Group for employees of a Borrower, or by a Borrower for any other member of such Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a Borrower or any member of the

          Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

                    Post-Default Rate: (i) in respect of any Loans a rate per annum equal to: (x) if such Loans are ABR Loans, 2% above the Alternate Base Rate as in effect from time to time plus the Applicable Margin for ABR Loans (but in no event less than the interest rate in effect on the due date), or (y) if such Loans are LIBOR Loans, 2% above the rate of interest in effect thereon at the time of the Event of Default that resulted in the Post-Default Rate being instituted until the end of the then current Interest Period therefor and, thereafter, 2% above the Alternate Base Rate as in effect from time to time plus the Applicable Margin for ABR Loans (but in no event less than the interest rate in effect on the due date); and (ii) in respect of other amounts payable by the Borrowers hereunder (other than interest) not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such other amounts are paid in full equal to 2% above the Alternate Base Rate as in effect from time to time plus the Applicable Margin for ABR Loans (but in no event less than the interest rate in effect on the due date).

                    Pricing Level: Pricing Level I, Pricing Level II, Pricing Level III, or Pricing Level IV, as applicable.

                    Pricing Level I: the applicable Pricing Level at any time when the Leverage Ratio is less than or equal to 0.75 to l.00.

                    Pricing Level II: the applicable Pricing Level at any time when the Leverage Ratio is greater than 0.75 to 1.00 but less than or equal to 1.25 to 1.00.

                    Pricing Level III: the applicable Pricing Level at any time when the Leverage Ratio is greater than 1.25 to 1.00 but less than or equal to 1.75 to 1.00.

                    Pricing Level IV: the applicable Pricing Level at any time when the Leverage Ratio is greater than 1.75 to 1.00 but less than or equal to 2.25 to 1.00.

                    Primary Subsidiary Borrowers:  the Subsidiary
          Borrowers listed on Schedule
          3.1hereto as "Primary Subsidiary Borrowers".

                    Prime Rate: the variable per annum rate of interest, calculated on the basis of a 360 day basis but charged on the actual number of days elapsed, equal to the rate of interest announced from time to time by Citizens as its prime rate of interest at the Principal Office. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Citizens to any borrower. Each Borrower acknowledges that Citizens may regularly make domestic commercial loans at rates of interest less than the rate of interest referred to in the preceding sentence. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect as of the effective date of such change in the Prime Rate.

                    Principal Office: the principal office of Citizens presently located at Mellon Gateway Center, 3025 Chemical Road, Suite 300, Plymouth Meeting, Pennsylvania 19462-1739.

                    Projections: consolidated projections of Parent and its subsidiaries (in a format reasonably satisfactory to the Agent) prepared on the basis of the assumptions accompanying them and reflect as of the date thereof Parent's good faith projections, after reasonable analysis, of the matters set forth therein, based on such assumptions.

                    Purchase Money Security Interest: as defined in subsection 7.2(c) hereof

                    Quarterly Dates: the first day of each January, April, July and October, the first of which shall be the first such day after the date of this Agreement, provided that, if any such date is not a LIBOR Business Day, the relevant Quarterly Date shall be the next succeeding LIBOR Business Day (or, if the next succeeding LIBOR Business Day falls in the next succeeding calendar month, then on the next preceding LIBOR Business Day).

                    Ratable Share: the proportion that a Bank's Commitment bears to the Commitments of all of the Banks.

                    Regulation D: Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

                    Regulatory Change: as to any Bank, any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D and the laws or regulations that designate any assessment rate relating to certificates of deposit or otherwise (including the "Assessment Rate" if applicable to any Loan)) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including such Bank, of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                    Reimbursement Obligation: as defined in Section 2.15(c) hereof.

                    Release:   as set forth in Section 101(22) of CERCLA
          or state or local law.

                    Required Banks: at any time while no Loans are outstanding hereunder, Banks having at least 51 % of the aggregate amount of the Commitments and, at any time while Loans are outstanding hereunder, Banks holding at least 51% of the outstanding aggregate principal amount of the Loans hereunder.

                    Required Payment:  as defined in Section 2.19 hereof.

                    Reserve Requirement: for any LIBOR Loans for any quarterly period (or, as the case may be, shorter period) as to which interest is payable hereunder, the rate (rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive), as representing for such period the maximum effective percentage (or if more than one such percentage shall be applicable for such period, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation supplemental, marginal and emergency reserve requirements) for the Banks with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such depository institutions by reason of any Regulatory Change against: (i) any category of liabilities that includes deposits by references to which the Fixed Base Rate for LIBOR Loans is to be determined as provided in the definition of "Fixed Base Rate" in this Article 1, or (ii) any category of extensions of credit or other assets that include LIBOR Loans.

                    Standby Letter of Credit: a Letter of Credit issued to support obligations of one or more of the Borrowers, contingent or otherwise, which finance the working capital and business needs of such Borrower(s) incurred in the ordinary course of business.

                    Subordinated Debt: unsecured Indebtedness for money borrowed in an amount satisfactory to the Required Banks which does not permit any payment or prepayment of the principal amount thereof or any interest accrued thereon prior to the payment in full of the Obligations and that is subordinated to such prior payment and is otherwise subordinated thereto under terms satisfactory in form and substance to the Required Banks, as evidenced by the Agent's written consent thereto given prior to the creation of such Indebtedness.

                    Subsidiary: with respect to any Person, any corporation, partnership or joint venture whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, or (ii) in the case of a partnership or joint venture in which such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. Unless the context otherwise requires, references in this Agreement to "Subsidiary" or "Subsidiaries" shall be deemed to be references to a direct or indirect Subsidiary or Subsidiaries of Parent.

                    Subsidiary Borrower and Subsidiary Borrowers: the Domestic Subsidiaries that have executed the signature pages hereto together with each Domestic Subsidiary that becomes a Borrower pursuant to the terms of this Agreement.

                    Tangible Net Worth: the sum of capital surplus, earned surplus, Subordinated Debt and capital stock, minus deferred charges, intangibles, Affiliate Advances and treasury stock, all as determined in accordance with GAAP.

                    Termination Event:  any one of the following:

                    (a) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder;

                    (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or

                    (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA;

                    (d) the institution of proceedings to terminate a Pension Plan by the PBGC;

                    (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

                    (f) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan;

                    (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA;

                    (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under
          Section 4241 or Section 4245 of ERISA, respectively; or

                    (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

                    Total Commitment: the aggregate obligation of the Banks to make Loans hereunder not exceeding Fifty Million and 00/100 ($50,000,000.00) Dollars, as the same shall and/or may be increased or reduced pursuant to Sections 2.1, 2.2 and 2.8 hereof.

                    Total Funded Debt: at any date of determination, the aggregate funded Indebtedness (as determined in accordance with GAAP) and Capitalized Lease Obligations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, on such date.

                    Unused Commitment: as at any date, for each Bank, the difference, if any, between: (i) the amount of such Bank's Commitment as in effect on such date, and (ii) the sum of (A) the then aggregate outstanding principal amount of all Loans made by such Bank and (B) such Bank's Ratable Share of all Letter of Credit Outstandings.

          Any accounting terms used in this Agreement that are not specifically defined herein shall have the meanings customarily given to them in accordance with GAAP as in effect on the date of this Agreement, except that references in Article 5 to such principles shall be deemed to refer to such principles as in effect on the date of the financial statements delivered pursuant thereto.


                             ARTICLE 2Commitments; Loans

               Section 2.1    Loans .
               Each Bank hereby severally agrees, on the terms and subject to the conditions of this Agreement, to make loans (individually a "Loan" and, collectively, the "Loans") to the Borrowers during the Credit Period to and including the Commitment Termination Date in an aggregate principal amount at any one time outstanding up to, but not exceeding, the Commitment of such Bank as then in effect less such Bank's Ratable Share of Letter of Credit Outstandings. Subject to the terms of this Agreement, during the Credit Period the Borrowers may borrow, repay ( provided that repayment of LIBOR Loans shall be subject to the provisions of Section 2.26 hereof and the term of any such LIBOR Loan shall be one, two, three or six months) and reborrow up to the amount of the Total Commitment (after giving effect to the mandatory and voluntary reductions required and permitted herein) by means of ABR Loans or LIBOR Loans, and during such period and thereafter until the date of the payment in full of all of the Loans, the Borrowers may convert Loans of one type into Loans of another type (as provided in Section 2.21 hereof).

               Section 2.2    Notices Relating to Loans .

               A Borrower shall give the Agent written notice of each termination or reduction of the Commitments, each borrowing, conversion and prepayment of each Loan and of the duration of each Interest Period applicable to each LIBOR Loan (in each
          case, a "Borrowing Notice").   Each such written notice shall be
          irrevocable and shall be effective only if received by the Agent not later than 11 a.m., New Jersey time, on the date that is:

                    (a) In the case of each notice of termination or reduction, three Business Days prior to the date of the related termination or reduction.

                    (b) In the case of each notice of borrowing or prepayment of, or conversion into, ABR Loans, one Business Day prior to the date of the related termination, reduction, borrowing, prepayment or conversion; and

                    (c) In the case of each notice of borrowing or prepayment of, or conversion into, LIBOR Loans, or the duration of an Interest Period for LIBOR Loans, two LIBOR Business Days prior to the date of the related borrowing, prepayment, or conversion or the first day of such Interest Period.

          Each such notice of termination or reduction shall specify the amount thereof. Each such notice of borrowing, conversion or prepayment shall specify the amount (subject to Section 2.1 hereof) and type of Loans to be borrowed, converted or prepaid (and, in the case of a conversion, the type of Loans to result from such conversion), the date of borrowing, conversion or prepayment (which shall be: (x) a Business Day in the case of each borrowing or prepayment of ABR Loans, and (y) a LIBOR Business Day in the case of each borrowing or prepayment of LIBOR Loans and each conversion of or into a LIBOR Loan). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Agent shall notify the Banks of the content of each such Borrowing Notice promptly after its receipt thereof.

               Section 2.3    Disbursement of Loan Proceeds .

               The Borrowers shall give the Agent notice of each borrowing hereunder as provided in Section 2.2 hereof. Not later than 11:00 a.m., Pennsylvania time, on the date specified for each borrowing hereunder, each Bank shall transfer to the Agent, by wire transfer or otherwise, but in any event in immediately available funds, the amount of the Loan to be made by it on such date, and the Agent, upon its receipt thereof, shall disburse such sum to the Borrowers by depositing the amount thereof in an account of any Borrower maintained with the Agent.

               Section 2.4    Notes .

                    (a) The Loans made by each Bank shall be evidenced by a single promissory note of the Borrowers, payable on a joint and several basis, in substantially the form of Exhibit A hereto (each, a "Note" and collectively, the "Notes"). Each Note shall be dated the date of the initial borrowing of the Loans under this Agreement, shall be payable to the order of such Bank in a principal amount equal to such Bank's Commitment as originally in effect, and shall otherwise be duly completed. The Notes shall be payable as provided in Sections 2.1 and 2.5 hereof.

                    (b) Each Bank shall enter on a schedule attached to its Note a notation with respect to each Loan made hereunder of
          (i) the date and principal amount thereof, (ii) each payment and prepayment of principal thereof, (iii) whether the interest rate is initially to be determined in accordance with subsection 2.6(a)(i) or 2.6(a)(ii) hereof, and (iv) the Interest Period, if applicable. The failure of any Bank to make a notation on the schedule to its Note as aforesaid shall not limit or otherwise affect the obligation of the Borrowers to repay the Loans in accordance with their respective terms as set forth herein.

               Section 2.5    Payment Applications .

                    (a) The Loans: (i) shall be repaid as and when necessary to cause the aggregate principal amount of the Loans outstanding not to exceed each Bank's Commitment, as reduced pursuant to Section 2.8 hereof, and (ii) may be repaid at any time and from time to time, in whole or in part, without premium or penalty, upon prior written notice to the Agent as provided in Section 2.2 hereof, in integral multiples of $500,000 and any amount so repaid may, subject to the terms and conditions hereof, including the borrowing limitation imposed by the Commitments, be reborrowed hereunder during the Credit Period; provided however, that: (A) LIBOR Loans repaid prior to the last day of an Interest Period for such Loans shall be subject to the payment of any yield maintenance fee required by Section 2.26 hereof, and (B) all repayments of Loans or any portion thereof shall be made together with payment of all interest accrued on the amount repaid through the date of such repayment.

                    (b)  Except as set forth in Sections 2.22, 2.23 and
          2.25 hereof, all payments and repayments made pursuant to the terms hereof shall be applied first to ABR Loans, and shall be applied to LIBOR Loans only to the extent any such payment exceeds the principal amount of ABR Loans outstanding at the time of such payment.

                    (c) The Borrower may request a LIBOR Loan only if same would not result in the Interest Period with respect to such LIBOR Loan extending beyond the Commitment Termination Date.

               Section 2.6    Interest .

                    (a) The Borrowers shall pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan until such Loan shall be paid in full, at the following rates per annum:

                         (i) During such periods that such Loan is a ABR Loan, the Alternate
          Base Rate plus the Applicable Margin; and

                         (ii) During such periods that such Loan is a LIBOR Loan, for each Interest Period relating thereto, the Fixed Rate for such Loan for such Interest Period plus the Applicable Margin for such Loan.

                    (b) Notwithstanding the foregoing, whenever an Event of Default has occurred and is continuing, the Borrowers shall pay interest on any Loan, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) for the period commencing on the occurrence of such Event of Default until such Event of Default has been cured or waived as acknowledged in writing by the Agent at the applicable Post-Default Rate.

                    (c) Except as provided in the next sentence, accrued interest on each Loan shall be payable: (i) in the case of an ABR Loan, monthly on the first day of each month commencing with the first such date occurring after the date of each such Loan, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period for such Loan (and, if such Interest Period exceeds three months' duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), and (iii) in the case of any Loan, upon the payment or prepayment thereof or the conversion thereof into a Loan of another type (but only on the principal so paid, prepaid or converted). Interest that is payable at the Post-Default Rate shall be payable from time to time on demand of the Agent. Promptly after the establishment of any interest rate provided for herein or any change therein, the Agent will notify the Banks and a Borrower thereof; provided, however, the failure of the Agent to so notify a Borrower or the Banks shall not affect the obligations of the Borrowers hereunder or under any of the Notes in any respect.

               Section 2.7    Fees .

                    (a) The Borrowers shall, jointly and severally, pay to the Agent for the account of each Bank a commitment fee (the "Commitment Fee") on the daily average amount of such Bank's Unused Commitment, for the period from the date hereof to and including the earlier of the date such Bank's Commitment is terminated or the Commitment Termination Date, in an amount equal to the total Unused Commitment for such Bank multiplied by a rate per annum equal to 0.25%. The accrued Commitment Fee shall be payable quarterly on the Quarterly Dates and on the earlier of the date the Commitments are terminated or the Commitment Termination Date, and, in the event the Borrowers reduce the Commitment as provided in Section 2.8 hereof, on the effective date of such reduction.

                    (b) The Borrowers shall, jointly and severally, pay to the Agent an agency fee (the "Agency Fee") for services rendered by the Agent in its capacity as Agent hereunder in the amount and in the manner provided in that certain letter agreement between Parent and the Agent dated November 15, 2001 (as such letter agreement may be amended, modified, replaced or supplemented from time to time).

                    (c)  The Borrowers shall, jointly and severally, pay
          (i) to the Agent for the ratable account of the Banks a fee (the "Letter of Credit Fee") equal to the Applicable Margin for Letters of Credit as calculated under Section 4.1.1(ii), and
          (ii) to the Agent for its own account a fronting fee (the "Frontage Fee") equal to 1/8% per annum, which fees shall be computed on the daily average Letters of Credit Outstanding based on a year of 360 days and shall be payable quarterly in arrears commencing with the first Business Day of each January, April, July and October following issuance of each Letter of Credit and on the Commitment Termination Date. The Borrowers shall also, jointly and severally, pay to the Agent for the Agent's sole account the Agent's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

                    (d) The Commitment Fee, the Agency Fee, the Frontage Fee and the Letter of Credit Fee are hereinafter sometimes referred to individually as a "Fee" and collectively as the "Fees".

               Section 2.8    Changes in Commitment .

               The Borrowers shall be entitled to terminate or reduce the Commitments provided that Parent shall give notice of such termination or reduction to the Banks as provided in Section 2.2 hereof and that any partial reduction of the Commitments shall be in an aggregate amount equal to $5,000,000 or an integral multiple of $1,000,000 for amounts in excess thereof. Any such termination or reduction shall be permanent and irrevocable.
          Any reduction of the Total Commitment pursuant to this Section
          2.8 shall reduce permanently, on a pro rata basis, the amount of each Bank's Commitment then in effect, and (ii) shall be accompanied by a prepayment of the Loans outstanding and/or a termination and/or payment of the Letter of Credit Outstandings (as applicable) to the extent, if any, that the Facility Usage exceeds the amount of the Total Commitment as then reduced, together with payment in full of all accrued interest on the amount so prepaid to and including the dates of each such prepayment, and payment in full of any amounts payable pursuant to Section 2.26 in connection therewith, and the payment in full of any unpaid Fees then accrued hereunder. Any termination of the Total Commitment shall be accompanied by a prepayment in full of the Loans outstanding and a termination and/or payment in full of all Letter of Credit Outstandings (as applicable), together with payment in full of all accrued interest thereon to and including the date of prepayment, payment in full of any amounts payable pursuant to Section 2.26 in connection therewith, and payment in full of any unpaid Fees then accrued hereunder.

               Section 2.9    Use of Proceeds of Loans .

               The proceeds of the Loans hereunder may be used by the Borrowers to refinance existing Indebtedness owing to Fleet National Bank, National City Bank and Mellon Bank, N.A. and to provide availability for general corporate purposes, including working capital, capital expenditures, Permitted Acquisitions and permitted stock repurchases.

               Section 2.10   Computations .

               Interest on all Loans and each Fee shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

               Section 2.11 Minimum Amounts of Borrowings, Conversions, Prepayments and Interest Periods .

               Except for borrowings, conversions and prepayments that exhaust the full remaining amount of the Commitments (in the case of borrowings) or result in the conversion or prepayment of all Loans of a particular type (in the case of conversions or prepayments) or conversions made pursuant to Section 2.21, subsection 2.22(b) or Section 2.24 hereof, each borrowing from each Bank, each conversion of Loans of one type into Loans of another type and each prepayment of principal of Loans hereunder shall be in an amount at least equal to $100,000 in the case of ABR Loans or in integral multiples of $100,000 for amounts in excess thereof and $500,000 in the case of LIBOR Loans or in integral multiples of $100,000 for amounts in excess thereof (borrowings, conversions and prepayments of different types of Loans at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each type).

               Section 2.12   Time and Method of Payments .

               All payments of principal, interest, Fees and other amounts (including indemnities) payable by the Borrowers hereunder shall be made in Dollars, in immediately available funds, to the Agent at the Principal Office not later than 11:00 a.m., New Jersey time, on the date on which such payment shall become due (and the Agent or any Bank for whose account any such payment is to be made may, but shall not be obligated to, debit the amount of any such payment that is not made by such time to any ordinary deposit account of any Borrower with the Agent or such Bank, as the case may be). Additional provisions relating to payments are set forth in Section 10.3 hereof. Each payment received by the Agent hereunder for the account of a Bank shall be paid promptly to such Bank, in like funds, for the account of such Bank's Applicable Lending Office for the Loan in respect of which such payment is made.

               Section 2.13   Lending Offices .

               The Loans of each type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such type.

               Section 2.14   Several Obligations .

               The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve the other Banks of their respective obligations to make their Loans on such date, but no Bank shall be responsible for the failure of the other Banks to make Loans to be made by such other Banks.

               Section 2.15    Letter of Credit Subfacility.

                    (a) A Borrower may request the issuance of a letter of credit (each a "Letter of Credit") on behalf of itself or another Borrower by delivering to the Agent a completed application and agreement for letter of credit in such form as the Agent may specify from time to time by no later than 10:00 a.m., Philadelphia time, at least three (3) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit. Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.15, the Agent will issue a Letter of Credit provided that each Letter of Credit shall (i) have a maximum maturity of twelve (12) months from the date of issuance, and (ii) in no event expire later than one Business Day prior to the Commitment Termination Date and providing that in no event shall (i) the Letter of Credit Outstandings exceed, at any one time, $5,000,000 or (ii) the Facility Usage exceed, at any one time, the aggregate Commitments of the Banks then in effect.

                    (b) Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

                    (c) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Agent will promptly notify the Borrowers. The Borrowers shall, jointly and severally, reimburse (such obligation to reimburse the Agent shall sometimes be referred to as a "Reimbursement Obligation") the Agent prior to 12:00 noon, Philadelphia time on each date that an amount is paid by the Agent under any Letter of Credit (each such date, an "Drawing Date") in an amount equal to the amount so paid by the Agent. In the event the Borrowers fail to reimburse the Agent for the full amount of any drawing under any Letter of Credit by 11:00 a.m., Philadelphia time, on the Drawing Date, the Agent will promptly notify each Bank thereof, and the Borrowers shall be deemed to have requested that an ABR Loan be made by the Banks pursuant to Section 2.1 hereof in the full amount of the Reimbursement Obligation then outstanding, to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the aggregate Commitments of the Banks then in effect and subject to the conditions set forth in Section 4.2 hereof other than any notice requirements. Any notice given by the Agent pursuant to this Section 2.15(c) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                    (d)  Each Bank shall upon any notice pursuant to
          Section 2.15(c) make available to the Agent an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Banks shall (subject to Section 2.15(e) each be deemed to have made an ABR Loan to the Borrowers in that amount. If any Bank so notified fails to make available to the Agent for the account of the Agent the amount of such Bank's Ratable Share of such drawing by 2:00 p.m., Philadelphia time on the Drawing Date, then interest shall accrue on such Bank's obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligation under this Section 2.15(d) (other than interest during the period it was not aware of such drawing).

                    (e) With respect to any Reimbursement Obligation that is not converted into an ABR Loan to the Borrowers in whole or in part as contemplated by Section 2.15(c) because of the Borrowers' failure to satisfy the conditions set forth in
          Section 4.2 (other than any notice requirements) or for any other reason, the Borrowers shall be deemed to have incurred from the Agent a Letter of Credit Borrowing in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the ABR Loans or, if applicable, the Default Rate. Each Bank's payment to the Agent pursuant to Section 2.15(d) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Participation Advance from such Bank in satisfaction of its participation obligation under this
          Section 2.15.

                    (f) Upon (and only upon) receipt by the Agent for its account of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Bank has made a Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent will pay to each Bank, in the same funds as those received by the Agent, the amount of such Bank's Ratable Share of such funds, except the Agent shall retain the amount of the Ratable Share of such funds of any Bank that did not make a Participation Advance in respect of such payment by Agent.

                    (g) If the Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Borrower to the Agent pursuant to Section 2.15(f) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

                    (h) Each Borrower agrees to be bound by the terms of the Agent's application and agreement for letters of credit and the Agent's written regulations and customary practices relating to letters of credit, though such interpretation may be different from the such Borrower's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

                    (i) In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

                    (j) Each Bank's obligation in accordance with this Agreement to make the ABR Loans or Participation Advances, as contemplated by this Section 2.15, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section
          2.15 under all circumstances, including the following circumstances:

                         (i)  any set-off, counterclaim, recoupment,
                              defense or other right which such Bank may have against the Agent, the Borrowers or any other Person for any reason whatsoever;

                         (ii) the failure of any Borrower or any other
                              Person to comply, in connection with a
                              Letter of Credit Borrowing, with the
                              conditions set forth in this Agreement for the making of an ABR Loan hereunder, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Banks to make Participation Advances under this Section 2.15;

                              (iii)     any lack of validity or
                              enforceability of any Letter of Credit;

                         iv) the existence of any claim, set-off, defense or other right which any Borrower or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent or any Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or Subsidiaries of a Borrower and the beneficiary for which any Letter of Credit was procured);

                              (v)  any draft, demand, certificate or other
                              document presented under any Letter of
                              Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect even if the Agent has been notified thereof,

                              (vi) payment by the Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                              (vii)     any adverse change in the
                              business, operations, properties, assets, condition (financial or otherwise) or prospects of any Borrower or Subsidiaries of a Borrower;

                              (viii)    any breach of this Agreement or
                              any other Loan Document by any party
                              thereto;

                              (ix) the occurrence or continuance of an Insolvency Proceeding with respect to any Borrower;

                              (x)  the fact that an Event of Default or a
                              Default shall have occurred and be
                              continuing;

                              (xi) the fact that the Commitment
                              Termination Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

                              (xii)     any other circumstance or
                              happening whatsoever, whether or not similar to any of the foregoing; provided that each Bank's obligation to make ABR Loans under this Section 2.15 is subject to the conditions set forth in Section 4.2.

                    (k)  In addition to amounts payable as provided in
          Article 10 hereof, the Borrowers hereby, jointly and severally, agree to protect, indemnify, pay and save harmless the Agent and the Banks from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or the Banks may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction or (B) subject to the following clause (ii), the wrongful dishonor by the Agent of a proper demand for payment made under any Letter of Credit (except upon the request of the Borrowers), or (ii) the failure of the Agent to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

                    (l) (i) As between any Borrower and the Agent, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent shall have been notified thereof); (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
          (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of the Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent's rights or powers hereunder.

                         (ii) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Agent under any resulting liability to the Borrowers or any Bank.


               Section 2.16   Intentionally Omitted .

               Section 2.17   Intentionally Omitted .

               Section 2.18   Pro Rata Treatment Among Banks .
               Except as otherwise provided herein: (i) each borrowing from the Banks under Section 2.1 hereof will be made from the Banks and each payment of each Fee (other than the Agency Fee and the Frontage Fee) shall be made for the account of the Banks pro rata according to their respective Unused Commitments; (ii) each partial reduction of the Total Commitment shall be applied to the Commitments of the Banks pro rata according to each Bank's respective Commitment; (iii) each conversion of Loans of a particular type under Section 2.21 hereof (other than conversions provided for by Section 2.24 or 2.25 hereof) will be made pro rata among the Banks holding Loans of such type according to the respective principal amounts of such Loans held by such Banks; (iv) each payment and prepayment of principal of or interest on Loans of a particular type will be made to the Agent for the account of the Banks holding Loans of such type pro rata in accordance with the respective unpaid principal amounts of such Loans held by such Banks; and (v) Interest Periods for Loans of a particular type shall be allocated among the Banks holding Loans of such type pro rata according to the respective principal amounts of such Loans held by such Banks.

               Section 2.19   Non-Receipt of Funds by the Agent .

               Unless the Agent shall have been notified by a Bank or a Borrower (the "Payor") prior to the date on which such Bank is to make payment to the Agent of the proceeds of a Loan to be made by it hereunder or the Borrowers are to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent the amount made available to it together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day (when the recipient is a Bank) or equal to the rate of interest applicable to such Loan (when the recipient is a Borrower).

               Section 2.20   Sharing of Payments and Set-Off Among Banks
          .

               If a Bank shall effect payment of any principal of or interest on Loans held by it under this Agreement through the exercise of any right of set-off (including without limitation pursuant to Section 10.5 hereof), banker's lien, counterclaim or similar right, it shall promptly purchase from the other Banks participations in the Loans held by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such payment pro rata in accordance with the unpaid principal and interest on the Loans held by each of them. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Borrower agrees that any Bank so purchasing a participation in the Loans held by the other Banks may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers.

               Section 2.21   Conversions of Loans .

               The Borrowers shall have the right to convert Loans of one type into Loans of another type from time to time, provided that: (i) a Borrower shall give the Agent notice of each such conversion as provided in Section 2.2 hereof; (ii) LIBOR Loans may be converted only on the last day of an Interest Period for such Loans; and (iii) except as required by Sections 2.22 or
          2.25 hereof, no ABR Loan may be converted into a LIBOR Loan if on the proposed date of conversion a Default or an Event of Default exists. The Agent shall use its best efforts to notify a Borrower of the effectiveness of such conversion, and the new interest rate to which the converted Loans are subject, as soon as practicable after the conversion; provided, however, that any failure to give such notice shall not affect the Borrowers' obligations, or the Agent's or the Banks' rights and remedies, hereunder in any way whatsoever.

               Section 2.22   Additional Costs; Capital Requirements .

                    (a) In the event that any existing or future law or regulation, guideline or interpretation thereof, by any court or administrative or governmental authority (foreign or domestic) charged with the administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority shall impose, modify or deem applicable or result in the application of, any capital maintenance, capital ratio or similar requirement against loan commitments made by any Bank hereunder, and the result of any event referred to above is to impose upon any Bank or increase any capital requirement applicable as a result of the making or maintenance of, such Bank's Commitment or the obligation of the Borrowers hereunder with respect to such Commitment (which imposition of capital requirements may be determined by each Bank's reasonable allocation of the aggregate of such capital increases or impositions), then, upon demand made by such Bank as promptly as practicable after it obtains knowledge that such law, regulation, guideline, interpretation, request or directive exists and determines to make such demand, the Borrowers shall immediately pay to such Bank from time to time as specified by such Bank additional amounts which shall be sufficient to compensate such Bank for such imposition of or increase in capital requirements together with interest on each such amount at a rate per annum during the period (x) commencing on the date demanded until ten days thereafter equal to the Alternate Base

          Rate as in effect from time to time plus the Applicable Margin for ABR Loans and (y) commencing on the date that is ten days after the date demanded until payment in full thereof at the Post-Default Rate. A certificate setting forth in reasonable detail the amount necessary to compensate such Bank as a result of an imposition of or increase in capital requirements submitted by such Bank to a Borrower shall be conclusive, absent manifest error, as to the amount thereof. For purposes of this
          Section 2.22, all references to any "Bank" shall be deemed to include any participant in such Bank's Commitment.

                    (b)  In the event that any Regulatory Change shall:
          (i) change the basis of taxation of any amounts payable to any Bank under this Agreement or the Notes in respect of any Loans including, without limitation, LIBOR Loans (other than taxes imposed on the overall net income of such Bank for any such Loans by the United States of America or the jurisdiction in which such Bank has its principal office); or (ii) impose or modify any reserve, Federal Deposit Insurance Corporation premium or assessment, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "Fixed Base Rate" in Article I hereof); or (iii) impose any other conditions affecting this Agreement in respect of Loans, including, without limitation, LIBOR Loans (or any of such extensions of credit, assets, deposits or liabilities); and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase such Bank's costs of making or maintaining any Loans, including, without limitation, LIBOR Loans, or its Commitment, or to reduce any amount receivable by such Bank hereunder in respect of any of its LIBOR Loans, or its Commitment (such increases in costs and reductions in amounts receivable are hereinafter referred to as "Additional Costs") in each case, only to the extent that such Additional Costs are not included in the Fixed Base Rate applicable to such LIBOR Loans, then, upon demand made by such Bank as promptly as practicable after it obtains knowledge that such a Regulatory Change exists and determines to make such demand (a copy of which demand shall be delivered to the Agent), the Borrowers shall pay to such Bank from time to time as specified by such Bank, additional amounts which shall be sufficient to compensate such Bank for such increased cost or reduction in amounts receivable by such Bank from the date of such change, together with interest on each such amount at a rate per annum during the period (x) commencing on the date demanded until ten days thereafter equal to the Alternate Base Rate as in effect from time to time plus the Applicable Margin for ABR Loans and (y) commencing on the date that is ten days after the date demanded until payment in full thereof at the Post-Default Rate. All references to any "Bank" shall be deemed to include any participant in such Bank's Commitment.

                    (c) Without limiting the effect of the foregoing provisions of this Section 2.22, in the event that, by reason of any Regulatory Change, any Bank either: (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes LIBOR Loans, or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Bank so elects by notice to a Borrower (with a copy to the Agent), the obligation of such Bank to make, and to convert Loans of any other type into, LIBOR Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Loans of such type then outstanding shall be converted into ABR Loans in accordance with Sections 2.21 and 2.25 hereof).

                    (d)  Determinations by any Bank for purposes of this
          Section 2.22 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be set forth in writing in reasonable detail and shall be conclusive, absent manifest error.

               Section 2.23   Limitation on Types of Loans .

               Anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any LIBOR Loans for any Interest Period therefor, the Required Banks reasonably determine (which determination shall be conclusive):

                    (a) by reason of any event affecting the money markets in the United States of America or the London interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans under this Agreement; or

                    (b) the rates of interest referred to in the definition of "Fixed Base Rate" in Article I hereof upon the basis of which the rate of interest on any LIBOR Loans for such period is determined, do not accurately reflect the cost to the Banks of making or maintaining such Loans for such period, then the Agent shall give a Borrower and each Bank prompt notice thereof (and shall thereafter give a Borrower and each Bank prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, the Banks shall be under no obligation to make LIBOR Loans or to convert any ABR Loans into LIBOR Loans and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Loans affected, either prepay such LIBOR Loans in accordance with Section 2.11 hereof or convert such LIBOR Loans into ABR Loans in accordance with
          Section 2.21 hereof.

               Section 2.24   Illegality .

               Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to: (i) honor its obligation to make LIBOR Loans hereunder, or (ii) maintain LIBOR Loans hereunder, then such Bank shall promptly notify a Borrower thereof (with a copy to the Agent), describing such illegality in reasonable detail (and shall thereafter promptly notify a Borrower and the Agent of the cessation, if any, of such illegality), and such Bank's obligation to make LIBOR Loans and to convert other types of Loans into LIBOR Loans hereunder shall, upon written notice given by such Bank to a Borrower, be suspended until such time as such Bank may again make and maintain LIBOR Loans and such Bank's outstanding LIBOR Loans shall be converted into ABR Loans in accordance with Sections 2.21 and 2.25 hereof.

               Section 2.25   Certain Conversions pursuant to Sections
          2.22 and 2.24.

               If the Loans of any Bank of a particular type (Loans of such type are hereinafter referred to as "Affected Loans" and such type is hereinafter referred to as the "Affected Type") are to be converted pursuant to Section 2.22 or 2.24 hereof, such Bank's Affected Loans shall be converted into ABR Loans, or LIBOR Loans, as the case may be (the "New Type Loans") on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a conversion required by subsection 2.22(b) or Section 2.24 hereof, on such earlier date as such Bank may specify to a Borrower with a copy to the Agent) and, until such Bank gives notice as provided below that the circumstances specified in Section 2.22 or 2.24 hereof that gave rise to such conversion no longer exist:

                    (a) to the extent that such Bank's Affected Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Affected Loans shall be applied instead to its New Type Loans;

                    (b) all Loans that would otherwise be made by such Bank as Loans of the Affected Type shall be made instead as New Type Loans and all Loans of such Bank that would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain as) New Type Loans; and

                    (c) if Loans of any of the Banks other than such Bank that are the same type as the Affected Type are subsequently converted into Loans of another type (which type is other than New Type Loans), then such Bank's New Type Loans shall be automatically converted on the conversion date into Loans of such other type to the extent necessary so that, after giving effect thereto, all Loans held by such Bank and the Banks whose Loans are so converted are held pro rata (as to principal amounts, types and, to the extent applicable, Interest Periods) in accordance with their respective Commitments.

               Section 2.26   Yield Maintenance .

                    The Borrowers shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred as a result of. (i) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan; (ii) any failure by a Borrower to borrow a LIBOR Loan on the date specified by a Borrower's written notice; or (iii) any failure of a Borrower to pay a LIBOR Loan on the date for payment specified in a Borrower's written notice. Without limiting the foregoing, the Borrowers shall pay to the Agent for the account of each such Bank, a "yield maintenance fee" in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the Fixed Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to each such Bank upon the payment of a LIBOR Loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the election by a Borrower of a Loan to bear interest based on the Fixed Rate. If by reason of an Event of Default, the Agent and/or the Banks elect to declare the Loans and/or the Notes to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Loan shall become due and payable in the same manner as though the Borrowers have exercised such right of prepayment.

                       ARTICLE 3Representations and Warranties

               Each Borrower hereby represents and warrants to the Banks and the Agent that:

               Section 3.1    Organization .

                    (a) Each Borrower and each other Loan Party is duly organized and validly existing under the laws of its state of organization and has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged. Schedule 3.1 hereto accurately and completely lists, as to each Borrower and each Subsidiary and each other Loan Party: (i) the state of incorporation or organization of each such entity, and the type of legal entity that each of them is, (ii) as to each of them that is a corporation, the classes and number of authorized and outstanding shares of capital stock of each such corporation, and the owners of such outstanding shares of capital stock,
          (iii) as to each of them that is a legal entity other than a corporation (but not a natural person), the type and amount of equity interests authorized and outstanding of each such entity, and the owners of such equity interests, and (iv) the business in which each of such entities is engaged. All of the foregoing shares or other equity interests that are issued and outstanding have been duly and validly issued and are fully paid and non-assessable, and are owned by the Borrowers referred to on
          Schedule 3.1, free and clear of any Lien except as otherwise provided for herein. Except as set forth on Schedule 3.1, there are no outstanding warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any shares of Capital Stock or other equity interests of any Borrower or any Subsidiary or any other Loan Party nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other equity interests of any Borrower or any Subsidiary or any other Loan Party. Except as set forth on Schedule 3.1, neither any Borrower nor any Subsidiary nor any other Loan Party has any Subsidiary. Each Subsidiary Borrower is a wholly owned Subsidiary of J&J Snack Foods Investment Corp. and J&J Snack Foods Investment Corp. is a wholly owned Subsidiary of Parent.
          Schedule 3.1 hereto accurately and completely lists each of the Primary Subsidiary Borrowers, which are those Subsidiary Borrowers that together with Parent accounted for not less than 90% of Parent's consolidated net income (as determined in accordance with GAAP) for Parent's fiscal year ending September 30, 2001.

                    (b) Each Borrower and each other Loan Party is in good standing in its state of organization and in each state in which it is qualified to do business. There are no jurisdictions other than as set forth on Schedule 3.1 hereto in which the character of the properties owned or proposed to be owned by any Borrower or any Subsidiary or any other Loan Party or in which the transaction of the business of any Borrower or any Subsidiary or any other Loan Party as now conducted or as proposed to be conducted requires or will require any Borrower or any Subsidiary or any other Loan Party to qualify to do business and as to which failure so to qualify could have a Material Adverse Effect.

                    (c) With respect to each Foreign Subsidiary, (i) each office maintained by each such Foreign Subsidiary is a Non-Material Office, (ii) such Foreign Subsidiaries do not own real and/or personal property that has a fair market value in excess of $750,000 with respect to all such property owned by such Foreign Subsidiaries in the aggregate, and (iii) such Foreign Subsidiaries do not in the aggregate account for more than 5% of Parent's consolidated net income (as determined in accordance with GAAP) for Parent's fiscal year ending September 30, 2001.

               Section 3.2    Power, Authority, Consents .

               Each Borrower and each other Loan Party has the power to execute, deliver and perform the Loan Documents to be executed by it. Each Borrower has the power to borrow hereunder and has taken all necessary corporate action to authorize the borrowing hereunder on the terms and conditions of this Agreement. Each Borrower and each other Loan Party has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of the Loan Documents to be executed by it. No consent or approval of any Person (including, without limitation, any stockholder of any corporate Loan Party or any partner in any partnership Loan Party), no consent or approval of any landlord or mortgagee, no waiver of any Lien or right of distraint or other similar right and no consent, license, certificate of need, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by any Borrower or any other Loan Party, or the validity, enforcement or priority, of the Loan Documents, except as set forth on Schedule 3.2 hereto, each of which either has been duly and validly obtained on or prior to the date hereof and is now in full force and effect, or is designated on
          Schedule 3.2 as waived by the Required Banks.

               Section 3.3    No Violation of Law or Agreements .

               The execution and delivery by each Borrower and each other Loan Party of each Loan Document to which it is a party and performance by it hereunder and thereunder, will not violate any provision of law and will not, except as set forth on Schedule
          3.2 hereto, conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or any certificate of incorporation or by-laws of any Borrower or any other corporate Loan Party or partnership agreement or other organizational document or instrument of any Loan Party that is not a corporation, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which any Borrower or any other Loan Party is a party, or by which any of them is bound or any of their respective properties or assets is affected, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of any Borrower or any other Loan Party.

               Section 3.4     Due Execution, Validity, Enforceability .

               This Agreement and each other Loan Document to which any Loan Party is a party has been duly executed and delivered by the Loan Party that is a party thereto and each constitutes the valid and legally binding obligation of such Borrower or such other Loan Party that is a party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

               Section 3.5    Properties .

               All of the properties and assets owned by each Borrower and each Subsidiary and each other Loan Party are owned by each of them, respectively, free and clear of any Lien of any nature whatsoever, except as permitted by Section 7.2 hereof.

               Section 3.6     Judgements, Actions, Proceedings .

               Except as set forth on Schedule 3.6 hereto, there are no outstanding judgments, actions or proceedings, including, without limitation, any Environmental Proceeding, pending before any court or governmental authority, bureau or agency, with respect to or, to the best of each Borrower's knowledge, threatened against or affecting any Borrower or any Subsidiary or any other Loan Party, involving, in the case of any court proceeding, a claim in excess of $250,000, nor, to the best of each Borrower's knowledge, is there any reasonable basis for the institution of any such action or proceeding that is probable of assertion, nor are there any such actions or proceedings in which any Borrower or any Subsidiary or any other Loan Party is a plaintiff or complainant.

               Section 3.7    No Defaults, Compliance With Laws .

               Except as set forth on Schedule 3.7 hereto, no Borrower nor any Subsidiary nor any other Loan Party is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a Material Adverse Effect. Each Borrower and each Subsidiary has complied and is in compliance in all respects with all applicable laws, ordinances and regulations, resolutions, ordinances, decrees and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, including, without limitation, all applicable provisions of the Americans with Disabilities Act (42 U.S.C. 12101-12213) and the regulations issued thereunder and all applicable Environmental Laws and Regulations, non-compliance with which could have a Material Adverse Effect.
               Section 3.8    Burdensome Documents .

               Except as set forth on Schedule 3.8 hereto, no Borrower nor any of the other Loan Parties is a party to or bound by, nor are any of the properties or assets owned by any Borrower or any other Loan Party used in the conduct of their respective businesses affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Liability, that materially and adversely affects their respective businesses, assets or conditions, financial or otherwise.

               Section 3.9    Financial Statements; Projections .

                    (a) Each of the Financial Statements is correct and complete and presents fairly the consolidated financial position of Parent and its Subsidiaries taken as a whole, and each other entity to which it relates, as at its date, and has been prepared in accordance with GAAP. No Borrower nor any of the Subsidiaries, nor any other entity to which any of the Financial Statements relates, has any material obligation, liability or commitment, direct or contingent (including, without limitation, any Environmental Liability), that is not reflected in the Financial Statements and if it were reflected in the Financial Statements would result in a Material Adverse Effect. There has been no change in the financial position or operations of Parent or any of its Subsidiaries or any other entity to which any of the Financial Statements relates since the date of the latest balance sheet included in the Financial Statements (the "Latest Balance Sheet") that has resulted or may result in a Material Adverse Effect. Parent's fiscal year is the twelve-month period ending on September 30th in each year.

                    (b) The Projections have been prepared on the basis of the assumptions accompanying them and reflect as of the date thereof Parent's good faith projections, after reasonable analysis, of the matters set forth therein, based on such assumptions.

               Section 3.10   Tax Returns .

               Each Borrower and each Subsidiary has filed all federal, state and local tax returns required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof. Except to the extent that reserves therefor are reflected in the Financial
          Statements: (i) there are no material federal, state or local tax liabilities of Parent or any Subsidiary due or to become due for any tax year ended on or prior to the date of the Latest Balance Sheet relating to such entity, whether incurred in respect of or measured by the income of such entity, that are not properly reflected in the Latest Balance Sheet relating to such entity, and (ii) there are no material claims pending or, to the knowledge of any Borrower, proposed or threatened against any Borrower or any Subsidiary for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

               Section 3.11   Intangible Assets .

               Each Borrower possesses all patents, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, necessary to conduct its business as now conducted and as proposed to be conducted, without any conflict with the patents, trademarks, service marks, trade names, and copyrights and rights with respect to the foregoing, of any other Person, and each of such patents, trademarks, service marks, trade names, copyrights and rights with respect thereto, together with any pending applications therefor, are listed on
          Schedule 3.11 hereto.

               Section 3.12   Regulation U .

               No part of the proceeds received by any Borrower or any Subsidiary from the Loans will be used directly or indirectly for: (a) any purpose other than as set forth in Section 2.9 hereof, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any "margin stock", as such term is defined in 221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11,
          Part 221.

               Section 3.13   Intentionally Omitted .

               Section 3.14   Full Disclosure .

               None of the Financial Statements, the Projections, nor any certificate, opinion, or any other statement made or furnished in writing to the Agent or any Bank by or on behalf of any Borrower or any of the Subsidiaries or any other Loan Party in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made. There is no fact known to any Borrower that has, or would in the now foreseeable future have, a Material Adverse Effect, which fact has not been set forth herein, in the Financial Statements, the Projections, or any certificate, opinion or other written statement so made or furnished to the Agent or the Banks.

               Section 3.15   Licenses and Approvals .

               Each Borrower and each of the Subsidiaries has all necessary licenses, permits and governmental authorizations, including, without limitation, licenses, permits and authorizations arising under or relating to Environmental Laws and Regulations, to own and operate its properties and to carry on its business as now conducted.

               Section 3.16 Labor Disputes; Collective Bargaining Agreements; Employee Grievances .

               Except as set forth on Schedule 3.16 hereto: (a) there are no collective bargaining agreements or other labor contracts covering any Borrower or any Subsidiary; (b) no such collective bargaining agreement or other labor contract will expire during the term of this Agreement; (c) no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of any Borrower or any Subsidiary; (d) there is no pending or threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting any Borrower or any Subsidiary or their representative employees; (e) there has not been, during the five (5) year period prior to the date hereof, a strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting any Borrower or any
          Subsidiary or any of their representative employees, and (f) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of each Borrower's knowledge, threatened against any Borrower or any of the Subsidiaries, by or on behalf of, or with, its employees, other than employee grievances arising in the ordinary course of business that are not, in the aggregate, material.

               Section 3.17   Intentionally Omitted .

               Section 3.18   ERISA .

                    (a) Except as disclosed on Schedule 3.18 hereto, no Employee Benefit Plan, including without limitation, any Multiemployer Plan, exists or has ever existed and neither any Loan Party nor any ERISA Affiliate is a participating employer in any Employee Benefit Plan in which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA. Except as disclosed on Schedule 3.18, no Loan Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under any Employee Welfare Benefit Plan which is a welfare plan (as defined in Section 3(l) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I of ERISA, which together with any disclosed liability on Schedule 3.18, would not result in liability to any Loan Party or ERISA Affiliate. The Borrowers have given to the Agent true and complete copies of all the following: (i) each Employee Benefit Plan and related trust agreement (including all amendments and commitments with respect to such Employee Benefit Plan or trust) which any Loan Party or ERISA Affiliate maintains or is committed to contribute to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Employee Benefit Plan; and (ii) a listing of all of the Multiemployer Plans to which any Loan Party or ERISA Affiliate contributes or is committed to contribute and the aggregate amount of the most recent annual contributions required to be made to each such Multiemployer Plan, together with any information which has been provided to any Loan Party or ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made.
                    (b) Each Employee Benefit Plan complies, in both form and operation in all material respects, with its terms, ERISA and the Code including, without limitation, Code Section 4980B, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by any Loan Party or ERISA Affiliate of any material liability, fine or penalty. No Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premiums which have become due which are unpaid. No Loan Party nor any ERISA Affiliate has engaged in any transaction which could subject it to liability under Section 4069 or Section 4212(c) of ERISA. Each Employee Benefit Plan. related trust agreement, arrangement and commitment of each Loan Party and ERISA Affiliate is legally valid and binding in full force and effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. To the knowledge of any Loan Party, nothing has occurred or is expected to occur that would adversely affect the qualified status of the Employee Benefit Plan or any related trust subsequent to the issuance of such determination letter. No Employee Benefit Plan is being audited or investigated by any government agency or subject to any pending or threatened claim or suit.

                    (c) Each Pension Plan currently meets and always has met the minimum funding standard of Section 302 of ERISA and
          Section 412 of the Code (without regard to any funding waiver). All contributions or payments due and owing as required by
          Section 302 of ERISA, Section 412 of the Code or the terms of any Pension Plan have been made by the due date for such contributions or payments. With respect to each Multiemployer Plan, each Loan Party and each ERISA Affiliate has paid or accrued all contributions pursuant to the terms of the applicable collective bargaining agreement required to be paid or accrued by it. With respect to each Pension Plan, the market value of assets (exclusive of any contribution due to the Pension Plan) equals or exceeds the present value of benefit liabilities as of the latest actuarial valuation date for such plan (but not prior to 12 months prior to the date hereof), determined on the basis of a shutdown of the company in accordance with actuarial assumptions used by the PBGC in single-employer plan terminations and since its last valuation date, there have been no amendments to such plan that materially increased the present value of accrued benefits nor any other material adverse changes in the funding status of such plan. Neither any Loan Party nor any ERISA Affiliate is required to provide security to a Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

                    (d) Neither any Loan Party nor any ERISA Affiliate nor any fiduciary of any
          Employee Benefit Plan has engaged in a prohibited transaction under Section 406 of ERISA or
          Section 4975 of the Code. The execution, delivery and performance of the terms of any agreements that are related to this transaction will not constitute a prohibited transaction under the aforementioned sections.

                    (e)  No Termination Event has occurred or is
          reasonably expected to occur.

                    (f) None of the following "reportable events" are which subject to the 30-day notice requirement of Section 4043(b) of ERISA in respect of any of the Pension Plans has occurred: (i) an inability to pay benefits when due, (ii) bankruptcy or insolvency of the sponsor of the Pension Plan,
          (iii) liquidation or dissolution of the sponsor of the Pension Plan, (iv) a failure to meet the minimum funding standards, or
          (v) certain transactions involving a change of employer. No Loan Party has received any notice from the PBGC that any of the Pension Plans is being involuntarily terminated or from the Secretary of the Treasury of the United States of America that any partial or full termination of any of the Employee Benefit Plans has occurred and no event shall have occurred, and there shall exist as of the date hereof no condition or set of circumstances which present a material risk of the involuntary termination of any of the Pension Plans.

                    (g) There are no agreements which will provide payments to any officer, employee, shareholder or highly compensated individual which will be "parachute payments" under
          Section 28OG of the Code that are nondeductible to any Loan Party and which will be subject to the tax under Section 4999 of the Code for which any Loan Party would have a material withholding liability.

                    (h) All references to a Borrower or Loan Party in this Section 3.18 or in any other Section of this Agreement relating to ERISA shall be deemed to refer to each Borrower or Loan Party, as applicable, and any other entity which is considered an ERISA Affiliate.


                          ARTICLE 4Conditions to the Loans

               Section 4.1    Conditions to Initial Loans .
               The obligation of each Bank to make the initial Loan to be made by it hereunder shall be subject to the fulfillment (to the satisfaction of the Agent) of the following conditions precedent:

                    (a) The Borrowers shall have executed and delivered to each Bank their Note.

                    (b) The Borrowers shall have paid to the Agent the Agency Fee.

                    (c) Blank Rome Comisky & McCauley, counsel to the Borrowers, shall have delivered its opinion to, and in form and substance reasonably satisfactory to, the Agent.

                    (d) The Agent shall have received copies of the following:

                         (i) All of the consents, approvals and waivers refer to on Schedule 3.2 hereto (except only those which, as stated on Schedule 3.2, shall not be delivered);
                         (ii) The certificates of incorporation of each Borrower, certified by the Secretary of State of their respective states of incorporation;

                         (iii) The by-laws of each Borrower, certified by their respective secretaries;

                         (iv) All corporate action taken by each Borrower to authorize the execution, delivery and performance of each of the Loan Documents and the transactions contemplated thereby, certified by their respective secretaries;

                         (v) Good standing certificates generally as of dates not more than twenty (20) days prior to the date of the initial Loan, with respect to Parent and each Primary Subsidiary Borrower, from the Secretary of State of their respective states of incorporation;

                         (vi) An incumbency certificate (with specimen signatures) with respect to each Borrower; and

                         (vii)     Evidence of property and casualty
          insurance and liability insurance.

                    (e) (i) Each Borrower shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

                         (ii) After giving effect to the initial Loan, there shall exist no Default or Event of Default hereunder;

                         (iii)     The representations and warranties
          contained in Article 3 hereof shall be true and correct on the date hereof; and

                         (iv) The Agent shall have received a Compliance Certificate dated the date hereof certifying, inter alia, that the conditions set forth in this subsection 4.1(e) are satisfied on such date.

                    (f) All legal matters incident to the initial Loans shall be satisfactory to counsel to the Agent.

               Section 4.2    Conditions to Subsequent Loans .

               The obligation of each Bank to make each Loan subsequent to its initial Loan shall be subject to the fulfillment (to the satisfaction of the Agent) of the following conditions precedent:

                    (a) The Agent shall have received a Borrowing Notice in accordance with Section 2.3 hereof together with a certification that:

                         (i) The representations and warranties made by the Borrowers herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith, shall be correct on and as of the borrowing date for such Loan as if made on and as of such date; and

                         (ii) No Default or Event of Default shall have occurred and be continuing on the date a Loan is to be made or after giving effect to the Loan to be made on such date.

                    (b) All legal matters incident to such Loan shall be satisfactory to counsel for the Agent.


          ARTICLE 5Delivery of Financial Reports, Documents and Other

          Information.
               While the Commitments are outstanding, and, in the event any Loan remains outstanding, so long as any Borrower is indebted to the Banks or the Agent and until payment in full of the Notes and full and complete performance of all of their other obligations arising hereunder, the Borrowers shall deliver to each Bank:

               Section 5.1    Annual Financial Statements and
          Projections.

               Annually, as soon as available, (i) but in any event within ninety (90) days after the last day of each of its fiscal years, a consolidated and consolidating balance sheet of Parent and the Subsidiaries as at such last day of the fiscal year, and consolidated and consolidating statements of income and retained earnings and statements of cash flow, for such fiscal year, each prepared in accordance with GAAP, in reasonable detail, and audited and certified without qualification by Grant Thornton, LLP, or another firm of independent certified public accountants satisfactory to the Agent, as fairly presenting the financial position and the results of operations of Parent and the Subsidiaries as at and for the year ending on its date and as having been prepared in accordance with GAAP, and (ii) on or before each November 15th, Projections for the then upcoming fiscal year.

               Section 5.2    Quarterly Financial Statements .

               As soon as available, but in any event within forty-five
          (45) days after the end of the Parent's first three fiscal quarterly periods, a consolidated and consolidating balance sheet of Parent and the Subsidiaries as of the last day of such quarter and consolidated and consolidating statements of income and retained earnings and statements of cash flow, for such quarter, and on a comparative basis figures for the corresponding period of the immediately preceding fiscal year, all in reasonable detail, each such statement to be certified in a certificate of the chief financial or accounting officer of Parent as accurately presenting the financial position and the results of operations of Parent and the Subsidiaries as at its date and for such quarter and as having been prepared in accordance with GAAP (subject to year-end audit adjustments).
               Section 5.3    Compliance Information.

               Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, the Notes and the other Loan Documents, as any Bank may reasonably request from time to time.

               Section 5.4    No Default Certificate .

               At the same time as it delivers the financial statements required under the provisions of Sections 5.1 and 5.2 hereof, a certificate of the president and the chief financial or accounting officer of Parent to the effect that no Event of Default hereunder and that no default under any other agreement to which any Borrower or any of the Subsidiaries is a party or by which it is bound, or by which, to the best knowledge of any Borrower or any Subsidiary, any of its properties or assets, taken as a whole, may be materially affected, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default or default, exists, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement. Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Sections
          6.9 and 7.13 hereof.

               Section 5.5    Certificate of Accountants .

               At the same time as it delivers the financial statements required under the provisions of Section 5.1 hereof, a certificate of the independent certified public accountants of Parent addressed specifically to both Parent and the Agent to the effect that during the course of their audit of the operations of Parent and its condition as of the end of the fiscal year, nothing has come to their attention which would indicate that a Default or an Event of Default hereunder has occurred or that there was any violation of the covenants of the Borrowers contained in Section 6.9 or Article 7 of this Agreement, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.

               Section 5.6    Accountants' Reports .

               Promptly upon receipt thereof, copies of each management letter and each other written report submitted to any and/or all of the Borrowers by its independent accountants in connection with any annual or interim audit or review of the books of Parent and/or all or any of the Borrowers made by such accountants.

               Section 5.7    Copies of Documents .

               Promptly upon their becoming available, and in all events within ten (10) days of any such filing, copies of any: (i) financial statements, projections, non-routine reports, notices (other than routine correspondence), requests for waivers and proxy statements, in each case, delivered by any Borrower or any of the Subsidiaries to any lending institution other than the Banks; (ii) correspondence or notices received by any Borrower from any federal, state or local governmental authority that regulates the operations of the Borrowers or any of its Subsidiaries, relating to an actual or threatened change or development that would be materially adverse to any Borrower or any Subsidiary; (iii) registration statements and any amendments and supplements thereto, and any regular and periodic reports, if any, filed by any Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission and (iv) letters of comment or correspondence sent to any Borrower or any of its Subsidiaries by any such securities exchange or such Commission in relation to any Borrower or any of its Subsidiaries.

               Section 5.8    Notices of Defaults .

               Promptly, notice of the occurrence of any Default or Event of Default, or any event that would constitute or cause a material adverse change in the condition, financial or otherwise, or the operations of any Borrower or any of the Subsidiaries.

               Section 5.9    ERISA Notices and Requests .

               Notice of each of the following within ten (10) days after such event or occurrence:

                    (a) any Loan Party or ERISA Affiliate knowing or having reason to know that a Termination Event has occurred or that a Defined Contribution Plan has been terminated or partially terminated, together with a written statement by the appropriate chief financial officer setting forth the details of such event;

                    (b) the filing of a request for a funding waiver by any Loan Party or ERISA Affiliate with respect to any Pension Plan, and a copy of such request and all communications received by any Loan Party or ERISA Affiliate with respect to such request;

                    (c) receipt by any Loan Party or ERISA Affiliate of a notice of the PBGC's intent to terminate a Pension Plan, and a copy of such notice;

                    (d) the failure of any Loan Party or ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the applicable due date thereof, together with a written notice of such failure;

                    (e) any Loan Party or ERISA Affiliate knowing or having reason to know that a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan, and a written statement by the appropriate chief financial officer setting forth the details of such transaction and the action taken with respect thereto;

                    (f) any increase in the benefits of any existing Employee Benefit Plan or the establishment of any new Employee Benefit Plan or the commencement of contributions to any Employee Benefit Plan to which any Loan Party or ERISA Affiliate had not theretofore been contributing, together with a written notice of such occurrence;

                    (g) receipt by any Loan Party or ERISA Affiliate of any favorable or unfavorable determination letter from the IRS regarding the qualification of a Pension Plan under Section 401(a) of the Code, together with a copy of such letter;

                    (h) the filing of an annual report (Form 5500 series), including Schedule B thereto, filed by any Loan Party or ERISA Affiliate with respect to an Employee Benefit Plan, together with a copy of such report;

                    (i) receipt by any Loan Party or ERISA Affiliate of an actuarial report for any Pension Plan, together with a copy of such report;

                    (j) receipt by any Loan Party or ERISA Affiliate of all correspondence with the PBGC, the Secretary of Labor of the

          United States of America or any representative of the IRS with respect to any Employee Benefit Plans, relating to an actual or threatened change or development which would be materially adverse to any Borrower or any ERISA Affiliate; and

                    (k) receipt by any Loan Party or ERISA Affiliate of any correspondence from a Multiemployer Plan with respect to withdrawal liability.


               Section 5.10   Intentionally Omitted .

               Section 5.11   Additional Information .
               Such other information regarding the business, affairs and condition of the Borrowers and the Subsidiaries as the Agent, may from time to time reasonably request.

                          ARTICLE 6 Affirmative Covenants.

               While the Commitments are outstanding, and, in the event any Loan remains outstanding, so long as any Borrower is indebted to the Banks or the Agent, and until payment in full of the Notes and full and complete performance of all of their other obligations arising hereunder, the Borrowers shall and shall cause each Subsidiary to:

               Section 6.1    Books and Records .

               Keep proper books of record and account in a manner reasonably satisfactory to the Agent in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and activities.
               Section 6.2    Inspections and Audits .

               Permit the Banks to make or cause to be made (at the expense of the Banks except that, after the occurrence of and during the continuance of an Event of Default, at the Borrowers' expense), inspections and audits of any books, records and papers of each Borrower and each of the Subsidiaries and to make extracts therefrom and copies thereof, or to make inspections and examinations of any properties and facilities of the Borrowers and the Subsidiaries, on reasonable notice, at all such reasonable times and as often as any Bank may reasonably require, in order to assure that the Borrowers are and will be in compliance with its obligations under the Loan Documents or to evaluate the Banks' investment in the then outstanding Notes.

               Section 6.3    Maintenance and Repairs .

               Maintain in good repair, working order and condition, subject to normal wear and tear, all material properties and assets from time to time owned by it and used in or necessary for the operation of its business, and make all reasonable repairs, replacements, additions and improvements thereto.

               Section 6.4    Continuance of Business .

               Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its corporate existence and all permits, rights and privileges necessary for the proper conduct of its business and continue to engage in the same line of business and comply in all material respects with all applicable laws, regulations and orders.

               Section 6.5    Copies of Corporate Documents .

               Subject to the prohibitions set forth in Section 7.12 hereof, promptly deliver to the Agent copies of any amendments or modifications to its and any Subsidiary's certificate of incorporation and by-laws, certified with respect to the certificate of incorporation by the Secretary of State of its state of incorporation and, with respect to the by-laws, by the secretary or assistant secretary of such corporation.

               Section 6.6    Perform Obligations .

               Pay and discharge all of its material obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP then in effect, proper and adequate book reserves relating thereto are established by the Borrowers, or, as the case may be, by the appropriate Subsidiary, and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.
               Section 6.7    Notice of Litigation .

               Promptly notify the Agent in writing of any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of Two Hundred Fifty Thousand ($250,000) Dollars, affecting any Borrower or any Subsidiary whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers' compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles and general liability claims of less than $5,000,000 fully covered by insurance).

               Section 6.8         Insurance .

               (i) Maintain with responsible insurance companies acceptable to the Agent such insurance on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses; (ii) file with the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and (iii) carry all insurance available through the PBGC or any private insurance companies covering its obligations to the PBGC.


               Section 6.9    Financial Covenants .

               Have or maintain, on a consolidated basis, at all times:
                    (a) A ratio of total liabilities (as determined in accordance with GAAP) to Tangible Net Worth of not more than 2.0 to 1.0.

                    (b) Tangible Net Worth of more than the sum of (i) $70,000,000, plus (ii) beginning with Parent's fiscal quarter ending December 31, 2001 and with respect to each fiscal quarter of Parent thereafter, 50% of the Borrowers' consolidated net income (determined in accordance with GAAP), on a cumulative basis and without any reduction for loss for each such fiscal quarter.

                    (c)  A Leverage Ratio of not more than 2.25 to 1.0.

                    (d)  A Fixed Charge Coverage Ratio of not less than
                         1.5 to 1.0.

                    (e) A positive net income (after subtracting Interest Expense and Federal, state and local income tax expense) for each fiscal year of the Parent.

               Section 6.10   Notice of Certain Events .

                    (a) Promptly notify the Agent in writing of the occurrence of any Reportable Event, as defined in Section 4043 of ERISA, if a notice of such Reportable Event is required under ERISA to be delivered to the PBGC within 30 days after the occurrence thereof, together with a description of such Reportable Event and a statement of the action the Loan Party or the ERISA Affiliate intends to take with respect thereto, together with a copy of the notice thereof given to the PBGC.

                    (b) Promptly notify the Agent in writing if any Loan Party or ERISA Affiliate receives an assessment of withdrawal liability in connection with a complete or partial withdrawal with respect to any Multiemployer Plan, together with a statement of the action that such Loan Party or ERISA Affiliate intends to take with respect thereto.

                    (c) Promptly notify the Agent in writing if any Borrower or any other Loan Party receives: (i) any notice of any violation or administrative or judicial complaint or order having been filed or about to be filed against such Borrower or such other Loan Party alleging violations of any Environmental Law and Regulation, or (ii) any notice from any governmental body or any other Person alleging that such Borrower or such other Loan Party is or may be subject to any Environmental Liability; and promptly upon receipt thereof, provide the Agent with a copy of such notice together with a statement of the action such Borrower or such other Loan Party intends to take with respect thereto.

               Section 6.11   Comply with ERISA .

               Materially comply with all applicable provisions of ERISA and the Code now or hereafter in effect.

               Section 6.12   Environmental Compliance .

               Operate all property owned, operated or leased by it in compliance with all Environmental Laws and Regulations, such that no material Environmental Liability arises under any Environmental Laws and Regulations, which would result in a Lien on any property of any Borrower or any other Loan Party; provided, however, that in the event that any such claim is made or any such Environmental Liability arises, the Borrower or such other Loan Party shall (subject to such Borrower's or such Loan Party's right to contest such claim in good faith and at its own expense by appropriate legal proceedings; provided, however, that during such contest, such Borrower or such other Loan Party shall, at the option of the Agent, provide security satisfactory to the Agent, assuring the discharge of such Borrower's or such Loan Party's obligation thereunder and of any additional interest charge, penalty or expense arising from or incurred as a result of such contest), at its own cost and expense, in a timely manner, immediately satisfy such claim or Environmental Liability.

               Section 6.13   Certain Subsidiary Matters .

                    (a) With respect to each fiscal year of Parent, ensure that Persons that are the Borrowers account for not less than 95% of Parent's consolidated net income (as determined in accordance with GAAP).

                    (b) With respect to each Foreign Subsidiary, ensure that (i) each office maintained by each such Foreign Subsidiary is a Non-Material Office, (ii) such Foreign Subsidiaries do not own real and/or personal property that has a fair market value in excess of $750,000 with respect to all such property owned by such Foreign Subsidiaries in the aggregate and (iii) with respect to any fiscal year of Parent, such Foreign Subsidiaries do not in the aggregate account for more than 5% of Parent's consolidated net income (as determined in accordance with GAAP).


                            ARTICLE 7 Negative Covenants
               While the Commitments are outstanding, and, in the event any Loan remains outstanding, so long as any Borrower is indebted to the Banks or the Agent and until payment in full of the Notes and full and complete performance of all of their other obligations arising hereunder, no Borrower shall and shall not permit any of its Subsidiaries to do, agree to do, or permit to be done, any of the following:


               Section 7.1    Indebtedness .
               Create, incur, permit to exist or have outstanding any Indebtedness, except the following Indebtedness (so long as, after giving effect to the incurrence of such Indebtedness, no Default or Event of Default would exist):

                    (a) Indebtedness of the Borrowers to the Banks and the Agent and under this Agreement and the Notes;

                    (b) Indebtedness incurred in connection with a Permitted Acquisition; provided that the amount thereof at any one time outstanding with respect to all Permitted Acquisitions in the aggregate shall not exceed $3,000,000;

                    (c) Taxes, assessments and governmental charges, non-interest bearing accounts payable and accrued liabilities, in any case not more than 90 days past due from the original due date thereof, and non-interest bearing deferred liabilities other than for borrowed money (e.g., deferred compensation and deferred taxes), in each case incurred and continuing in the ordinary course of business;

                    (d)  As set forth on Schedule 7.1 hereto; and

                    (e) Other Indebtedness; provided that the amount thereof at any one time outstanding with respect to all such other Indebtedness shall not exceed $1,000,000; provided that, notwithstanding the foregoing, the aggregate amount of Indebtedness permitted to be outstanding pursuant to subsection 7.1(b) and this subsection 7.1(e) shall not in the aggregate exceed $3,000,000.
               Section 7.2    Liens .

               Create, or assume or permit to exist, any Lien on any of the properties or assets of any Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:

                    (a)  Permitted Liens;

                    (b) Purchase money mortgages or security interests, conditional sale arrangements and other similar security interests, on motor vehicles and equipment acquired by any Borrower or any Subsidiary (hereinafter referred to individually as a "Purchase Money Security Interest") with the proceeds of the Indebtedness permitted by subsection 7.1(e) hereof; provided, however, that:

                         (i) The transaction in which any Purchase Money Security Interest is proposed to be created is not then prohibited by this Agreement;

                         (ii) Any Purchase Money Security Interest shall attach only to the property or asset acquired in such transaction and shall not extend to or cover any other assets or properties of any Borrower or, as the case may be, a Subsidiary;

                         (iii) The Indebtedness secured or covered by any Purchase Money Security Interest shall not exceed the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed, extended or prepaid from the proceeds of any borrowing by any Borrower or any Subsidiary; and

                         (iv) The Indebtedness secured or covered by any Purchase Money Security Interest shall not exceed the amount of Indebtedness permitted by subsections 7.1(b) or 7.1(e) hereof (including the proviso at the end of Section 7.1);

                    (c)  The interests of the lessor under any Capitalized
                         Lease;

                    (d)  As set forth on Schedule 7.2 hereto; and

                    (e) With the prior written consent of the Agent and the Required Banks (which consent shall not be unreasonably withheld), Liens on property acquired pursuant to a Permitted Acquisition; provided, however, that:

                         (i)  Any such Lien shall attach only to the
          property or asset acquired in such Permitted Acquisition and shall not extend to or cover any other assets or properties of any Borrower or, as the case may be, a Subsidiary; and

                         (ii) The Indebtedness secured or covered by any such Lien shall not exceed the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed, extended or prepaid from the proceeds of any borrowing by any Borrower or any Subsidiary; and

                         (iii) The Indebtedness secured or covered by any such Lien shall not exceed the amount of Indebtedness permitted by subsection 7.1(b) or Section 7.1(e) hereof
          (including the proviso at the end of Section 7.1).

               Section 7.3    Guaranties .

               Except as set forth on Schedule 7.1 hereto, assume, endorse, be or become liable for, or guarantee, the obligations of any Person, except (i) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and (ii) guarantees by a Borrower of Indebtedness of another Borrower permitted by Section 7.1 hereof. For the purposes hereof, the term "guarantee" shall include any agreement, whether such agreement is on a contingency or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another Person to make payment of Indebtedness, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the Indebtedness of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person's Indebtedness.

               Section 7.4    Mergers, Acquisitions .

               Merge or consolidate with any Person (whether or not any Borrower or any Subsidiary is the surviving entity), or acquire all or substantially all of the assets or any of the Capital Stock of any Person except for Permitted Acquisitions.

               Section 7.5    Redemptions; Distributions .

                    (a) At any time a Default or Event of Default has occurred and is continuing or would result therefrom, purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payments with respect to, any shares of any class of stock of any Borrower or any Subsidiary now or hereafter outstanding or set apart any sum for any such purpose; or

                    (b) Declare or pay any dividends or make any distribution of any kind on any Borrower's outstanding stock, or set aside any sum for any such purpose, except that (i) a Subsidiary Borrower may declare or pay any dividend to Parent and (ii) a Borrower may declare or pay any dividend payable solely in shares of its common stock; provided, however, that no Default or Event of Default has occurred and is then continuing or would result from the declaration or payment of any such dividend.

               Section 7.6    Stock  Issuance .

               Issue any additional shares or any right or option to acquire any shares, or any security convertible into any shares, of preferred stock of any Borrower or any Subsidiary.

               Section 7.7    Changes in Business .

               Make any material change in its business, or in the nature of its operation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, assets or business except dispositions of obsolete equipment and other dispositions in the ordinary course of business and for a fair consideration or dispose of any shares of stock or any Indebtedness, whether now owned or hereafter acquired, or discount, sell, pledge, hypothecate or otherwise dispose of accounts receivable.

               Section 7.8    Prepayments.

               Make any voluntary or optional prepayment of any Indebtedness for borrowed money incurred or permitted to exist under the terms of this Agreement, other than Indebtedness evidenced by the Notes, unless and to the extent refinanced with new long term Indebtedness on terms (including amortization and maturity) at least as favorable to the Borrowers as the Indebtedness being prepaid; provided, however, that no Default or Event of Default has occurred and is then continuing or would result from any such payment.

               Section 7.9    Investments .

               Make, or suffer to exist, any Investment in any Person, including, without limitation, any shareholder, director, officer or employee of any Borrower or any of the Subsidiaries, except (and so long as at the time such Investment is made no Default or Event of Default then exists or would result from the making of such Investment):

                    (a)  Investments in:

                         (i)  obligations issued or guaranteed by the
          United States of America;

                         (ii) certificates of deposit, bankers acceptances and other "money market instruments" issued by any bank or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000;

                         (iii) open market commercial paper bearing the highest credit rating issued by Standard & Poor's Corporation or by another nationally recognized credit rating agency maturing or being due or payable in full not more than180 days after the date of the Borrower's or the Subsidiary's, as applicable, acquisition thereof;

                         (iv) repurchase agreements entered into with any bank or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000 relating to United States of America government obligations maturing or being due or payable in full not more than180 days after the date of the Borrower's or the Subsidiary's, as applicable, acquisition thereof;

                         (v) shares of "money market funds", each having net assets of not less than $100,000,000; in each case maturing or being due or payable in full not more than180 days after the date of the Borrower's or the Subsidiary's, as applicable, acquisition thereof; and

                         (vi) accounts receivable arising out of sales of inventory in the ordinary course of business;

                    (b) Investments in Subsidiaries that are acquired pursuant to a Permitted Acquisition; provided such Subsidiary becomes a Borrower pursuant to Section 7.13 of this Agreement;

                    (c) Other Investments; provided, that, the amount of all such other Investments at any one time outstanding shall not exceed $500,000 in the aggregate with respect to all such other Investments;

                    (d)  Investments by any Borrower in any other
                         Borrower;

                    (e)  Arm's-length transactions among Affiliates; and

                    (f) Dispositions of obsolete equipment and other dispositions of assets in the ordinary course of business.

               Section 7.10   Fiscal Year .

                         Change its fiscal year.

               Section 7.11   ERISA Obligations .
                    (a) Permit the occurrence of any Termination Event, or the occurrence of a termination or partial termination of a Defined Contribution Plan which would result in a liability to any Loan Party or ERISA Affiliate; or

                    (b)  Permit the present value of all benefit
          liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities; or

                    (c) Permit any accumulated deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

                    (d) Fail to make any contribution or payment to any Multiemployer Plan which any Loan Party or ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which results in or is likely to result in any liability; or

                    (e) Engage, or permit any Loan Party or ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to
          Section 4975 of the Code is imposed; or

                    (f)  Engage or permit any Loan Party or ERISA
          Affiliate to engage, in any breach of fiduciary duty under Part 4 of Title I of ERISA; or

                    (g) Permit the establishment of any Employee Benefit Plan providing postretirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to any Loan Party or ERISA Affiliate or increase the obligation of any Loan Party or ERISA Affiliate to a Multiemployer Plan which liability or increase, individually or together with all similar liabilities and increases, is material to any Loan Party or ERISA Affiliate; or

                    (h) Permit any Loan Party or ERISA Affiliate to be or become obligated to the
          PBGC other than in respect of annual premium payments; or

                    (i) Fail, or permit any Loan Party or ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

               Section 7.12   Amendments of Documents .

               Modify, amend, supplement or terminate, or agree to modify, amend, supplement or terminate, its certificate of incorporation or by-laws.

               Section 7.13   Additional Subsidiaries .

                    Not allow any Domestic Subsidiary to be acquired or established by any Borrower after the date of this Agreement unless and until the Borrowers shall have caused such new Domestic Subsidiary to become a Borrower hereunder and in connection therewith shall execute, and shall have caused such new Domestic Subsidiary to execute, a Joinder and any other documentation reasonably requested by the Agent, which may include amendments to this Agreement.

               Section 7.14   Double Negative Pledge .

                    No Borrower shall enter into any agreement which prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired.


               Section 7.15   Intentionally Omitted .

               Section 7.16   Intentionally Omitted .
               Section 7.17   Transactions with Affiliates .

               Except as expressly permitted by this Agreement, directly or indirectly: (a) make any Investment in any of its Affiliates that is not a Borrower; (b) transfer, sell, lease, assign or otherwise dispose of any assets to any of its Affiliates that is not a Borrower; (c) merge into or consolidate with or purchase or acquire assets from any of its Affiliates that is not a Borrower; or (d) enter into any other transaction directly or indirectly with or for the benefit of any of its Affiliates that is not a Borrower (including, without limitation, guarantees and assumptions of obligations of such an Affiliate); provided, however, that: (i) payments on Investments expressly permitted by Section 7.9 hereof may be made, (ii) any Affiliate of a Borrower who is a natural person may serve as an employee or director of any Borrower and receive reasonable compensation for his services in such capacity, and (iii) any Borrower may enter into any transaction with any of its Affiliates that is not a Borrower providing for the leasing of property, the rendering or receipt of services or the purchase or sale of product, inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to such Borrower as the monetary or business consideration that would obtain in a comparable arm's length transaction with a Person not an Affiliate of a Borrower.

               Section 7.18   Hazardous Material .

                    (a)  Cause or permit:

                         (i) any Hazardous Material to be placed, held, located or disposed of, on, under or at any real property owned by a Borrower or any part thereof, except for such Hazardous Materials that are necessary for any Borrower's or any Subsidiary's or any tenant's operation of its business thereon and which shall be used, stored, treated and disposed of in compliance with all applicable Environmental Laws and Regulations; or

                         (ii) such real property or any part thereof to be used as a collection, storage, treatment or disposal site for any Hazardous Material.
                    (b) Each Borrower and each Subsidiary acknowledges and agrees that the Agent and the Banks shall have no liability or responsibility for either:

                         (i) damage, loss or injury to human health, the environment or natural resources caused by the presence, disposal, release or threatened release of Hazardous Materials on any part of such real property; or

                         (ii) abatement and/or clean-up required under any applicable Environmental Laws and Regulations for a release, threatened release or disposal of any Hazardous Materials located at such real property or used by or in connection with any Borrower's or any Subsidiary's or any such tenant's business.


                             ARTICLE 8
                           Events of Default

               If any one or more of the following events ("Events of Default") shall occur and be continuing, the Commitments shall terminate and the entire unpaid balance of the principal of and interest on the Notes outstanding and all other obligations and Indebtedness of any and/or all of the Borrowers to the Banks and the Agent arising hereunder and under the other Loan Documents shall immediately become due and payable upon written notice to that effect given to a Borrower by the Agent (except that in the case of the occurrence of any Event of Default described in
          Section 8.6 no such notice shall be required), without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by each Borrower:

               Section 8.1    Payments .

                    (a) Failure to make any payment of interest upon any Note or to make any payment of any Fee within five days of when due; or

                    (b) Failure to make any payment or mandatory prepayment of principal upon any
          Note when due; or

               Section 8.2    Certain Covenants .

                    (a) Failure to perform or observe any of the agreements of any Borrower or any Subsidiary contained in Section 6.9 hereof; or

                    (b) Failure to perform or observe any of the agreements of any Borrower or any Subsidiary contained in Article 7 hereof; provided, that, the failure to perform or observe any of such agreements of any Borrower or any Subsidiary has or may result in a Material Adverse Effect; or

               Section 8.3    Other Covenants .

                    (a) Failure by any Borrower to (i) perform or observe any of the agreements of any Borrower or any Subsidiary contained in Article 7 hereof that has not or may not result in a Material Adverse Effect and (ii) perform or observe any other term, condition or covenant of this Agreement not covered by any of the other Events of Default set forth in this Article 8 or of any of the other Loan Documents to which it is a party, in each case which shall remain unremedied for a period of 30 days after notice thereof shall have been given to a Borrower by the Agent; or

                    (b) Failure by any Loan Party other than a Borrower to perform or observe any term, condition or covenant of any of the Loan Documents to which it or he is a party, which shall remain unremedied for a period of 30 days after notice thereof shall have been given to a Borrower by the Agent; or

               Section 8.4    Other Defaults .

                    (a) Failure to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which any Borrower or any Subsidiary is a party or by which it is bound, or by which any of its properties or assets may be affected (a "Debt Instrument"), so that, as a result of any such failure to perform, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

                    (b) Any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

                    (c) Failure to pay any Indebtedness for borrowed money due at final maturity or pursuant to demand under any Debt Instrument;

          provided, however that the provisions of this Section 8.4 shall not be applicable to any Debt Instrument that on the date this
          Section 8.4 would otherwise be applicable thereto, relates to or evidences Indebtedness in a principal amount of less than Five Hundred Thousand ($500,000) Dollars; or

               Section 8.5    Representations and Warranties .

               Any representation or warranty made in writing to the Banks or the Agent in any of the Loan Documents or in connection with the making of the Loans, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material respect when made or delivered; or
               Section 8.6    Bankruptcy .

                    (a) Any Borrower or any Subsidiary shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or him or a substantial part of its or his assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or any Borrower or any Subsidiary shall take any corporate action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it or him, that remains undismissed for a period of sixty (60) days or more; or any order for relief shall be entered in any such proceeding; or any Borrower or any Subsidiary by any act or omission shall indicate its or his consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or him or any substantial part of any of its or his properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or

                    (b) Any Borrower or any Subsidiary shall generally not pay its or his debts as such debts become due; or

                    (c) Any Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its or his property, with intent to hinder, delay or defraud its or his creditors or any of them or made or suffered a transfer of any of its or his property that may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its or his property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its or his property through legal proceedings or distraint that is not vacated within sixty (60) days from the date thereof; or

               Section 8.7    Judgements .

               Any judgment against any Borrower or any Subsidiary or any attachment, levy or execution against any of its properties for any amount in excess of Two Hundred Fifty Thousand
          ($250,000) Dollars shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty (60) days or more; or

               Section 8.8    ERISA .

                    (a) The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, in either case, by reason of, or that results or could result in, a "material accumulated funding deficiency" under
          Section 412 of the Code ; or

                    (b) Failure by any Borrower to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Plans hereafter established or assumed by it; or

               Section 8.9    Ownership of Stock .

               Gerald Shreiber (or, in the event of his death, his estate, legal representative or heirs) shall at any time own, beneficially and of record, less than 10% in the aggregate of all of the issued and outstanding shares of Capital Stock of Parent having ordinary voting rights for the election of directors; or

               Section 8.10   Management .

               Gerald Shreiber shall cease for any reason whatsoever, including, without limitation, death or disability (as such disability shall be determined in the sole and absolute judgment of the Agent) to be and continuously perform the duties of chief executive officer of Parent or, if such cessation shall occur as a result of the death or such disability, no successor satisfactory to the Agent, in its sole discretion, shall have become and shall have commenced to perform the duties of chief executive officer of Parent within one hundred twenty (120) days after such cessation; provided, however, that if any satisfactory successor shall have been so elected and shall have commenced performance of such duties within such period, the name of such successor or successors shall be deemed to have been inserted in place of Gerald Shreiber in this Section 8.10.

                                 ARTICLE 9The Agent

               Section 9.1    Appointment, Powers and Immunities .

               Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and the other Loan

          Documents together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not be a trustee for any Bank. The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, or the other Loan Documents in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectibility of the Loans or for any failure by any Borrower or any of the other Loan Parties to perform any of its obligations hereunder or under the other Loan Documents. The Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

               Section 9.2    Reliance by Agent .

               The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or the other Loan Documents in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

               Section 9.3    Events of Default .

               The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans) unless the Agent has received notice from a Bank or a Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give notice thereof to the Banks (and shall give each Bank notice of each such nonpayment). The Agent shall (subject to Section 9.7 hereof) take such action with respect to such Default as shall be directed by the Required Banks.

               Section 9.4    Rights as a Bank .

               With respect to its Commitment and the Loans made by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrowers or their Affiliates, as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrowers or their Affiliates, for services in connection with this Agreement or any of the other Loan Documents or otherwise without having to account for the same to the Banks.

               Section 9.5    Indemnification .

               The Banks shall indemnify the Agent (to the extent not reimbursed by the Borrowers under Sections 10.1 and 10.2 hereof), ratably in accordance with the aggregate principal amount of the Loans made by the Banks (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses that the Borrowers are obligated to pay under Sections 10.1 and 10.2 hereof, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof, or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

               Section 9.6    Non-Reliance on Agent and other Banks .

               Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by any Borrower of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of any Borrower, that may come into the possession of the Agent or any of its Affiliates.

               Section 9.7    Failure to Act .

               Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

               Section 9.8    Resignation or Removal of Agent .

               Subject to the appointment and acceptance of a successor Agent as provided below, the
          Agent may resign at anytime by giving not less than 30 days' prior written notice thereof to the Banks and a Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, after consultation with Parent, appoint a successor Agent which shall be a bank that has an office in New Jersey with a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

               Section 9.9      Sharing of Payments.

                    (a) Prior to any acceleration by the Agent and the Banks of the Obligations:

                         (i)  in the event that any Bank shall obtain
          payment in respect of a Note, or interest thereon, whether voluntarily or involuntarily, and whether through the exercise of a right of banker's lien, set-off or counterclaim against any Borrower or any other Loan Party or otherwise, in a greater proportion than any such payment obtained by any other Bank in respect of the corresponding Note held by it, then the Bank so receiving such greater proportionate payment shall purchase for cash from the other Bank or Banks such portion of each such other Bank's or Banks' Loan as shall be necessary to cause such Bank receiving the proportionate overpayment to share the excess payment with each Bank; and

                         (ii) in the event that any Bank shall obtain payment in respect of any Interest Rate Contract to which such Bank is a party, whether voluntarily or involuntarily, and whether through the exercise of a right of banker's lien, set-off or counterclaim against any Borrower or any other Loan Party or otherwise, such Bank shall be permitted to retain the full amount of such payment and shall not be required to share such payment with any other Bank.

                    (b) Upon or following any acceleration by the Agent and the Banks of the Obligations, in the event that any Bank shall obtain payment in respect of a Note, or interest thereon, whether voluntarily or involuntarily, and whether through the exercise of a right of banker's lien, set-off or counterclaim against any Borrower or any other Loan Party or otherwise, in a greater proportion than any such payment obtained by any other Bank in respect of the aggregate amount of the corresponding Note held by such Bank and any Interest Rate Contract to which such Bank is a party, then the Bank so receiving such greater proportionate payment, shall purchase for cash from the other Bank or Banks such portion of each such other Bank's or Banks' Loan, as shall be necessary to cause such Bank receiving the proportionate overpayment to share the excess payment ratably with each Bank. For the purposes of this subsection 9.9(b), payments on Notes received by each Bank shall be in the same proportion as the proportion of (A) the sum of: (x) the Obligations owing to such Bank in respect of the Note held by such Bank, plus (y) the Obligations owing to such Bank in respect of Interest Rate Contracts to which such Bank is party, if any, to (B) the sum of: (x) the Obligations owing to all of the Banks in respect of all of the Notes, plus (y) the Obligations owing to all of the Banks in respect of all Interest Rate Contracts to which any Bank is a party;

          provided, however, that, with respect to subsections 9.9(a)(i) and (b) above, if all or any portion of such excess payment or benefits is thereafter recovered from the Bank that received the proportionate overpayment, such purchase of Loans or payment of benefits, as the case may be, shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                         ARTICLE 10Miscellaneous Provisions

               Section 10.1   Fees and Expenses; Indemnity .

               The Borrowers will promptly pay all costs of the Agent in preparing the Loan Documents and all costs and expenses of the issue of the Notes and of the Borrowers' and the other Loan Parties' performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with (including, without limitation, all costs of filing or recording any assignments, mortgages, financing statements and other documents and all appraisal and environmental review fees and expenses), and the reasonable fees and expenses and disbursements of counsel to the Agent in connection with the preparation, execution and delivery, administration, interpretation and enforcement of this Agreement, the other Loan Documents and all other agreements, instruments and documents relating to this transaction, the consummation of the transactions contemplated by all such



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          documents, the preservation of all rights of the Banks and the
          Agent, the negotiation, preparation, execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument that is proposed but not executed and delivered) and with any claim or action threatened, made or brought against any of the Banks or the Agent arising out of or relating to any extent to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby (other than a claim or action resulting from the gross negligence, willful misconduct, or intentional violation of law by the Agent and or the Banks). In addition, the Borrowers will promptly pay all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered or incurred by each Bank in connection with its enforcement of the payment of the Notes held by it or any other sum due to it under this Agreement or any of the other Loan Documents or any of its other rights hereunder or thereunder. In addition to the foregoing, each Borrower shall indemnify each Bank and the Agent and each of their respective directors, officers, employees, attorneys, agents and Affiliates against, and hold each of them harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, the Loans and any and all transactions related to or consummated in connection with the Loans (other than as a result of the gross negligence, willful misconduct or intentional violation of law by the Agent and/or the Banks), including, without limitation, losses, liabilities, damages, claims, costs and expenses suffered or incurred by any Bank or the Agent or any of their respective directors, officers, employees, attorneys, agents or Affiliates arising out of or related to any Environmental Liability or Environmental Proceeding, or in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise against the Agent, the Banks or any of their officers, directors, affiliates, agents or Affiliates, that is alleged to arise out of or is based upon: (i) any untrue statement or alleged untrue statement of any material fact of any Borrower and its affiliates in any document or schedule filed with the Securities and Exchange Commission or any other governmental body; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading;
          (iii) any acts, practices or omission or alleged acts, practices or omissions of any Borrower or its agents related to the making of any acquisition, purchase of shares or assets pursuant thereto, financing of such purchases or the consummation of any other transactions contemplated by any such acquisitions that are alleged to be in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable to the making of any such acquisition, the purchase of shares or assets pursuant thereto, the financing of such purchases or the consummation of the other transactions contemplated by any such acquisition; or (iv) any withdrawals, termination or cancellation of any such proposed acquisition for any reason whatsoever. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrowers to the Agent and the Banks hereunder or at common law or otherwise. The provisions of this Section 10.1 shall survive the payment of the Notes and the termination of this Agreement.

               Section 10.2   Taxes .

               If, under any law in effect on the date of the closing of any Loan hereunder, or under any retroactive provision of any law subsequently enacted, it shall be determined that any Federal, state or local tax is payable in respect of the issuance of any Note, then the Borrowers will pay any such tax and all interest and penalties, if any, and will indemnify the Banks and the Agent against and save each of them harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax. If any such tax or taxes shall be assessed or levied against any Bank or any other holder of a Note, such Bank, or such other holder, as the case may be, may notify a Borrower and make immediate payment thereof, together with interest or penalties in connection therewith, and shall thereupon be entitled to and shall receive immediate reimbursement therefor from the Borrower. Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrowers in this Section
          10.2 shall survive payment of the Notes and the termination of this Agreement.

               Section 10.3   Payments .

                    (a) As set forth in Article 2 hereof, all payments by the Borrowers on account of principal, interest, fees and other charges (including any indemnities) shall be made to the Agent at the Principal Office of the Agent, in lawful money of the United States of America in immediately available funds, by wire transfer or otherwise, not later than 11:00 A.M. New Jersey time on the date such payment is due. Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on, and interest shall continue to accrue and be payable thereon until, the next succeeding Business Day. If any payment of principal or interest becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension shall be included in computing interest in connection with such payment. Upon payment in full of any Note, the Bank holding such Note shall mark the Note "Paid" and return it to a Borrower.

                    (b) All payments hereunder and under the Notes shall be made without set-off or counterclaim.

               Section 10.4 Survival of Agreements and Representations; Construction .

               All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Notes. The headings used in this Agreement and the table of contents are for convenience only and shall not be deemed to constitute a part hereof All uses herein of the masculine gender or of singular or plural terms shall be deemed to include uses of the feminine or neuter gender, or plural or singular terms, as the context may require.

               Section 10.5   Set-off of Deposits .

               Each Borrower hereby agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it at any of its offices against any principal of or interest on any of its Loans hereunder, or any Fee payable to it, that is not paid when due (regardless of whether such balances are then due to a Borrower), in which case it shall promptly notify a Borrower and the Agent thereof, provided that its failure to give such notice shall not affect the validity thereof. Furthermore, at any time, after the occurrence and during the continuance of any Event of Default, without demand or notice, the Agent or any Bank may set off any and all deposits or other sums at any time credited by or due from the Agent or any Bank or any Affiliate of the Agent or any Bank to the Borrower and/or any other Loan Party, whether now existing or hereafter arising, whether in regular or special depository accounts or otherwise or any part thereof and apply the same to any of the Obligations of the Borrowers and/or any other Loan Party even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.
               Section 10.6   Modifications, Consents and Waivers .

                    (a) Notwithstanding anything to the contrary contained in any Loan Document, with the written consent of the Required Banks, the Agent and the Borrowers may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of the Required Banks, the Agent on behalf of the Banks, may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of the

          Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall:

                         (i) without the written consent of all of the Banks (A) increase the Commitment of any Bank, (B) extend the Credit Period, (C) reduce the rate or amount, or extend the time of payment, of any Fee , (D) reduce the rate or amount of, or extend the time of payment of, interest on any Loan or any Note,
          (E) reduce the amount, or extend the time of payment of any installment or other payment of principal on any Loan or any Note, (F) decrease or forgive the principal amount of any Loan or any Note, (G) consent to any assignment or delegation by any Borrower of any of its rights or obligations under any Loan Document; (H) change the provisions of Section 2.22, 2.24, 2.26 or this Section 10.6, (I) change the definition of "Required Banks", or any provision of this Agreement requiring the consent or approval of all the Banks, (J) change the several nature of the Banks' obligations, (K) change any provision governing the sharing of payments and liabilities among the Banks, or (L) release all or substantially all of the obligations of any Borrower under any Loan Document; and

                         (ii) without the written consent of the Agent, amend, modify or waive any provision of Article 9 or otherwise change any of the rights or obligations of the Agent under any Loan Document.

                    (b) No modification, amendment or waiver of or with respect to any provision of this Agreement, any Notes, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure of any Borrower from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by the Agent and the Banks whose consent is required as provided above. Upon full execution, any such amendment, supplement, modification, waiver or consent shall apply equally to the Agent, each Bank and each Borrower and shall be binding upon Borrower, the Banks, the Agent and all future holders of the Notes. In the case of any waiver, each Borrower, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, any such waiver or consent shall be effective only in the specific instance and for the purpose for which given and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. No consent to or demand on any Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances.
               Section 10.7   Remedies Cumulative, Counterclaims .

               Each and every right granted to the Agent and the Banks hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Agent or any Bank or the holder of any Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of the Obligations shall be without regard to any counterclaim, right of offset or any other claim whatsoever that any Borrower may have against any Bank or the Agent and without regard to any other obligation of any nature whatsoever that any Bank or the Agent may have to any Borrower, and no such counterclaim or offset shall be asserted by any Borrower (unless such counterclaim or offset would, under applicable law, be permanently and irrevocably lost if not brought in such action) in any action, suit or proceeding instituted by any Bank or the Agent for payment or performance of the Obligations.

               Section 10.8   Further Assurances .

               At any time and from time to time, upon the request of the Agent, each Borrower shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the Agent may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loans.

               Section 10.9   Notices .

               All notices, requests, reports and other communications pursuant to this Agreement shall be in writing, either by letter (delivered by hand or commercial messenger service or sent by certified mail, return receipt requested, except for routine reports delivered in compliance with Article 5 hereof which may be sent by ordinary first-class mail) or telegram or telecopy, addressed as follows:

                    (a)  If to any Borrower:

                              c/o J & J Snack Foods Corp.
                              6000 Central Highway
                              Pennsauken, NJ 08109
                              Attention: Mr. Dennis Moore, Chief Financial
          Officer
                              Telecopier No.: (856) 488-7587


                         with a copy to:

                              Blank Rome Comisky & McCauley
                              Woodland Falls Corporate Park
                              210 Lake Drive East
                              Cherry Hill, NJ 08002
                              Attention: A. Fred Ruttenberg, Esq.
                              Telecopier No.: (856) 779-7647

                    (b)  If to any Bank:

                              To its address set forth below its
                              name on the signature pages hereof,
                              with a copy to the Agent; and

                    (c)  If to the Agent:

                              Citizens Bank of Pennsylvania, as Agent
                              Citizens Corporate Financing
                              Citizens Gateway Center
                              3025 Chemical Road, Suite 300
                              Plymouth Meeting, PA 19462-1739
                              Attention:   Devon L. Starks
                              Telecopier No.: (610) 941-4136

                              with a copy (other than in the case
                              of Borrowing Notices and reports
                              and other documents delivered in
                              compliance with Article 5 hereof) to:

                              Archer & Greiner, P.C.
                              One Centennial Square
                              Haddonfield, New Jersey 08033
                              Attention: Terence J. Fox, Esq.
                              Telecopier No.: (856) 354-3030

          Any notice, request, demand or other communication hereunder shall be deemed to have been given on: (x) the day on which it is telecopied to such party at its telecopier number specified above (provided such notice shall be effective only if followed by one of the other methods of delivery set forth herein) or delivered by receipted hand or such commercial messenger service to such party at its address specified above, or (y) on the third Business Day after the day deposited in the mail, postage prepaid, if sent by mail, or (z) on the day it is delivered to the telegraph company, addressed as aforesaid, if sent by telegraph. Any party hereto may change the person, address or telecopier number to whom or which notices are to be given hereunder, by notice duty given hereunder; provided, however that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

               Section 10.10  Counterparts .

               This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

               Section 10.11  Severability .

               The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrowers with any of them shall not excuse non-compliance by the Borrowers with any other. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

               Section 10.12 Binding Effect; No Assignment or Delegation by Borrowers .

               This Agreement shall be binding upon and inure to the benefit of each Borrower and its successors and to the benefit of the Banks and the Agent and their respective successors and assigns. The rights and obligations of the Borrowers under this Agreement shall not be assigned or delegated without the prior written consent of the Agent, and any purported assignment or delegation without such consent shall be void.

               Section 10.13  Assignments and Participations by Banks .

                    (a) Each Bank may, with the prior written consent of the Agent, the Borrowers and any Bank whose then outstanding Commitment is equal to or greater than fifty (50%) of more of the aggregate then outstanding Commitments (which such consents shall not be unreasonably withheld; provided that, at any time a Default or Event of Default has occurred and is continuing, the prior consent of any Borrower shall not be required), assign to one or more banks or other entities (other than a Bank or a Federal Reserve Bank) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it, and the Note or Notes held by it); provided however, that: (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank's rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment

          (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 for amounts in excess thereof, and (iii) each such assignment shall be to an Eligible Assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two Business Days after the execution thereof. (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                    (b) Each Bank may, with the prior written consent of the Agent (which consent shall not be unreasonably withheld), assign to one or more Affiliates of such Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it, and the Note or Notes held by it); provided however, that: (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank's rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 for amounts in excess thereof, and (iii) each such assignment shall be to an Eligible Assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two Business Days after the execution thereof. (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                    (c) Each Bank may assign to one or more Banks all or a portion of its rights and obligations under this Agreement

          (including, without limitation, all or a portion of its Commitment, the Loans owing to it, and the Note or Notes held by
          it); provided however, that: (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank's rights and obligations under this Agreement, and (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 for amounts in excess thereof. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two Business Days after the execution thereof. (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                    (d) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
          (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                    (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Agent shall: (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to a Borrower. Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

                    (f) Each Bank may, without the prior consent of the other Banks or any Borrower, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment), the Loans owing to it, and the Note held by it; provided, however, that: (i) such Bank's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrowers, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

                    (g) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.13, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Bank by or on behalf of the Borrowers; provided that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrowers received by it from such Bank.

                    (h) Anything in this Section 10.13 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

               Section 10.14  Delivery of Tax Forms .

               Each Bank that is not organized under the laws of the United States or a state thereof shall:

                    (a) deliver to a Borrower and the Agent, on or prior to the date of the execution and delivery of this Agreement: (i) two accurate and duly completed executed copies of United States IRS Form 1001 or 4224, or successor applicable form, as the case may be, and (ii) an accurate and complete IRS Form W-8 or W-9, or successor applicable form, as the case may be;

                    (b) deliver to a Borrower and the Agent two further accurate and complete executed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to a Borrower; and

                    (c) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by a Borrower or the Agent; unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises a Borrower and the Agent. Such Bank shall certify: (i) in the case of a Form 1001 or 4224 that is required pursuant to subsection 10.14(a), that it is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes; (ii) in the case of an IRS Form 1001 or 4224, that is provided pursuant to subsection 10.14(b), to the extent legally entitled to do so, that it is entitled to receive payments under this Agreement without, or at a reduced rate of, deduction or withholding of any United States Federal income taxes; and (iii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person not organized under the laws of the United States or a state thereof that is an assignee hereunder shall, prior to the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection 10. 14.

               Section 10.15 GOVERNING LAW; CONSENT TO JURISDICTION, WAIVER OF TRIAL BY JURY .

                    (a) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH AND THEREWITH, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

                    (b) EACH BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, AND EACH OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY COURT OF THE COMMONWEALTH OF PENNSYLVANIA, OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA. EACH BORROWER, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY ASSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR IN SECTION 10.9 HEREOF. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. NO BORROWER SHALL BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. NOTHING IN THIS SECTION 10.15 SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF ANY BANK TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY PERMITTED BY LAW.
                    (c) EACH BORROWER, THE AGENT AND THE BANKS (BY ACCEPTANCE OF THE NOTES) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY, AND EACH BORROWER WAIVES THE RIGHT TO INTERPOSE ANY SETOFF OR COUNTERCLAIM, IN EACH CASE IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OR DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY BANK RELATING TO THE ADMINISTRATION OF THE LOANS AND/OR ANY OTHER CREDIT FACILITIES HEREUNDER OR THE ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

               Section 10.16  Entire Agreement .

               This Agreement and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced thereby. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement and such other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement or such other Loan Documents.

               Section 10.17  Interest Adjustment .

               All Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to a Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a, change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of each Borrower, the Agent and the Banks in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New Jersey from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever a Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by a Note (in such manner as such Bank may determine in its sole discretion) and not to the payment of interest. This provision shall control every other provision of each of the Loan Documents.

               Section 10.18  Lost Notes .

               Upon receipt of an affidavit of an officer of any Bank as to the loss, theft, destruction or mutilation of any Note payable to such Bank or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Loan Document, each Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

               Section 10.19  Joint and Several Basis; Notices Binding .

               All Obligations of the Borrowers to the Agent and/or Bank under or in any way connected with the Loan Documents shall be on a joint and several basis and each Borrower shall be jointly and severally liable for all such Obligations. It is expressly agreed that any notice sent by one or more Borrowers to the Agent and/or any Bank shall be binding on all the Borrowers and any notice sent by the Agent and/or any Bank to one or more Borrowers shall be binding upon each Borrower.

                     [BALANCE OF PAGE INTENTIONALLY LEFT BLANK.
                        SIGNATURE PAGES AND EXHIBITS FOLLOW]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.


                                        PARENT:

                                        J & J SNACK FOODS CORP.



               By:___________________________________
                                        Name:     Dennis G. Moore
                                        Title:    Senior Vice President


                                        SUBSIDIARY BORROWERS:

                                        BAKERS BEST SNACK FOODS CORP.
                                        FEDERAL PBC COMPANY
                                        THE ICEE COMPANY
                                        J&J RESTAURANT GROUP, INC.
                                        J&J SNACK FOODS SALES CORP.  OF
          TEXAS
                                        J&J SNACK FOODS CORP.  OF NEW
          JERSEY
                                        J&J SNACK FOODS SALES CORP.
                                        J&J SNACK FOODS CORP. OF
                                        PENNSYLVANIA
                                        J&J SNACK FOODS TRANSPORT CORP.
                                        J&J SNACK FOODS CORP.  OF
          CALIFORNIA
                                        J&J SNACK FOODS INVESTMENT CORP.
                                        J&J SNACK FOODS CORP./MIDWEST
                                        J&J SNACK FOODS CORP./MIA
          PRETZELS, INC.




               By:___________________________________
                                        Name:     Dennis G. Moore
                                        Title:    Vice President of each
                                        of the above Subsidiary Borrowers

          Commitment:

          $25,000,000.00                Citizens Bank of Pennsylvania,
                                        as Agent and as a Bank


                                        By:_____________________________
                                          Name:
                                          Title:


                                        Lending Office for ABR
                                        Loans and LIBOR Loans:

                                        Citizens Bank of Pennsylvania
                                        Citizens Corporate Financing
                                        Citizens Gateway Center
                                        3025 Chemical Road, Suite 300
                                        Plymouth Meeting, PA 19462-1739
                                        Attention:   Devon L. Starks
                                        Telecopier No.: (610) 941-4136


                                        Address for Notices:

                                        Citizens Bank of Pennsylvania
                                        Citizens Corporate Financing
                                        Citizens Gateway Center
                                        3025 Chemical Road, Suite 300
                                        Plymouth Meeting, PA 19462-1739
                                        Attention:   Devon L. Starks
                                        Telecopier No.: (610) 941-4136

          Commitment:

          $25,000,000.00                FIRST UNION NATIONAL BANK, as a
                                        Bank


               By:_________________________________
                                          Name:
                                          Title:


                                        Lending Office for ABR
                                        Loans and LIBOR Loans:

                                        First Union National Bank
                                        Commercial Banking
                                        FC-7-415-3-12
                                        600 Cuthbert Boulevard
                                        Haddon Township, New Jersey 08108
                                        Attention: Ellen Gibbin Dodell


                                        Address for Notices:

                                        First Union National Bank
                                        Commercial Banking
                                        FC-7-415-3-12
                                        600 Cuthbert Boulevard
                                        Haddon Township, New Jersey 08108
                                        Attention: Ellen Gibbin Dodell
                                        Telecopier: (856) 771-5860




          993186-5

                                  TABLE OF CONTENTS


               Page


          LOAN AGREEMENT 1

          ARTICLE 1 - Definitions  1

          ARTICLE 2  - Commitments; Loans    -18-
               Section 2.1    Loans     -18-
               Section 2.2    Notices Relating to Loans     -19-
               Section 2.3    Disbursement of Loan Proceeds -19-
               Section 2.4    Notes     -19-
               Section 2.5    Payment Applications     -20-
               Section 2.6    Interest  -20-
               Section 2.7    Fees -21-
               Section 2.8    Changes in Commitment    -22-
               Section 2.9    Use of Proceeds of Loans -22-
               Section 2.10   Computations   -23-
               Section 2.11   Minimum Amounts of Borrowings, Conversions,
                         Prepayments and
                         Interest Periods    -23-
               Section 2.12   Time and Method of Payments   -23-
               Section 2.13   Lending Offices     -23-
               Section 2.14   Several Obligations -24-
               Section 2.15   Letter of Credit Subfacility  -24-
               Section 2.16   Intentionally Omitted    -28-
               Section 2.17   Intentionally Omitted    -28-
               Section 2.18   Pro Rata Treatment Among Banks     -28-
               Section 2.19   Non-Receipt of Funds by the Agent  -29-
               Section 2.20   Sharing of Payments and Set-Off Among Banks  -29-
               Section 2.21   Conversions of Loans     -30-
               Section 2.22   Additional Costs; Capital Requirements   -
                    30-
               Section 2.23   Limitation on Types of Loans  -32-
               Section 2.24   Illegality     -32-
               Section 2.25   Certain Conversions pursuant to Sections
                    2.22 and 2.24. -32-
               Section 2.26   Yield Maintenance   -33-

          ARTICLE 3 - Representations and Warranties   -34-
               Section 3.1    Organization   -34-
               Section 3.2    Power, Authority, Consents    -35-
               Section 3.3    No Violation of Law or Agreements  -35-
               Section 3.4    Due Execution, Validity, Enforceability  -
                    36-
               Section 3.5    Properties     -36-
               Section 3.6    Judgements, Actions, Proceedings   -36-
               Section 3.7    No Defaults, Compliance With Laws  -36-

               Section 3.8    Burdensome Documents     -37-
               Section 3.9    Financial Statements; Projections  -37-
               Section 3.10   Tax Returns    -37-
               Section 3.11   Intangible Assets   -38-
               Section 3.12   Regulation U   -38-
               Section 3.13   Intentionally Omitted    -38-
               Section 3.14   Full Disclosure     -38-
               Section 3.15   Licenses and Approvals   -38-
               Section 3.16   Labor Disputes; Collective Bargaining
                    Agreements; Employee
                         Grievances     -39-
               Section 3.17   Intentionally Omitted    -39-
               Section 3.18   ERISA     -39-

          ARTICLE 4 -Conditions to the Loans -41-
               Section 4.1    Conditions to Initial Loans   -41-
               Section 4.2    Conditions to Subsequent Loans     -42-

          ARTICLE 5 - Delivery of Financial Reports, Documents and Other
               Information    -43-
               Section 5.1    Annual Financial Statements and    -43-
               Section 5.2    Quarterly Financial Statements     -43-
               Section 5.3    Compliance Information   -44-
               Section 5.4    No Default Certificate   -44-
               Section 5.5    Certificate of Accountants    -44-
               Section 5.6    Accountants' Reports     -44-
               Section 5.7    Copies of Documents -44-
               Section 5.8    Notices of Defaults -45-
               Section 5.9    ERISA Notices and Requests    -45-
               Section 5.10   Intentionally Omitted    -46-
               Section 5.11   Additional Information   -46-

          ARTICLE 6 - Affirmative Covenants  -46-
               Section 6.1    Books and Records   -46-
               Section 6.2    Inspections and Audits   -47-
               Section 6.3    Maintenance and Repairs  -47-
               Section 6.4    Continuance of Business  -47-
               Section 6.5    Copies of Corporate Documents -47-
               Section 6.6    Perform Obligations -47-
               Section 6.7    Notice of Litigation     -48-
               Section 6.8         Insurance -48-
               Section 6.9    Financial Covenants -48-
               Section 6.10   Notice of Certain Events -49-
               Section 6.11   Comply with ERISA   -49-
               Section 6.12   Environmental Compliance -49-
               Section 6.13   Certain Subsidiary Matters    -50-

          ARTICLE 7 - Negative Covenants     -50-
               Section 7.1    Indebtedness   -50-
               Section 7.2    Liens     -51-
               Section 7.3    Guaranties     -52-
               Section 7.4    Mergers, Acquisitions    -52-
               Section 7.5    Redemptions; Distributions    -52-

               Section 7.6    Stock  Issuance     -53-
               Section 7.7    Changes in Business -53-
               Section 7.9    Investments    -53-
               Section 7.10   Fiscal Year    -54-
               Section 7.11   ERISA Obligations   -54-
               Section 7.12   Amendments of Documents  -55-
               Section 7.13   Additional Subsidiaries  -55-
               Section 7.14   Double Negative Pledge   -56-
               Section 7.15   Intentionally Omitted    -56-
               Section 7.16   Intentionally Omitted    -56-
               Section 7.17   Transactions with Affiliates  -56-
               Section 7.18   Hazardous Material  -56-

          ARTICLE 8 - Events of Default -57-
               Section 8.1    Payments  -57-
               Section 8.2    Certain Covenants   -57-
               Section 8.3    Other Covenants     -58-
               Section 8.4    Other Defaults -58-
               Section 8.5    Representations and Warranties     -58-
               Section 8.6    Bankruptcy     -59-
               Section 8.7    Judgements     -59-
               Section 8.8    ERISA     -59-
               Section 8.9    Ownership of Stock  -60-
               Section 8.10   Management     -60-

          ARTICLE 9 - The Agent    -60-
               Section 9.1    Appointment, Powers and Immunities -60-
               Section 9.2    Reliance by Agent   -61-
               Section 9.3    Events of Default   -61-
               Section 9.4    Rights as a Bank    -61-
               Section 9.5    Indemnification     -62-
               Section 9.6    Non-Reliance on Agent and other Banks    -
                    62-
               Section 9.7    Failure to Act -62-
               Section 9.8    Resignation or Removal of Agent    -63-

          ARTICLE 10 - Miscellaneous Provisions   -64-
               Section 10.1   Fees and Expenses; Indemnity  -64-
               Section 10.2   Taxes     -65-
               Section 10.3   Payments  -66-
               Section 10.4   Survival of Agreements and Representations;
                    Construction   -66-
               Section 10.5   Set-off of Deposits -66-
               Section 10.6   Modifications, Consents and Waivers      -
                    64-
               Section 10.7   Remedies Cumulative-, Counterclaims      -
                    68-
               Section 10.8   Further Assurances  -68-
               Section 10.9   Notices   -68-
               Section 10.10  Counterparts   -70-
               Section 10.11  Severability   -70-
               Section 10.12  Binding Effect; No Assignment or Delegation
                    by Borrowers   -70-

               Section 10.13  Assignments and Participations by Banks  -
                    70-
               Section 10.14  Delivery of Tax Forms    -73-
               Section 10.15  GOVERNING LAW; CONSENT TO JURISDICTION,
                         WAIVER
                         OF TRIAL BY JURY    -74-
               Section 10.16  Entire Agreement    -75-
               Section 10.17  Interest Adjustment -75-
               Section 10.18  Lost Notes     -76-
               Section 10.19  Joint and Several Basis; Notices Binding -
                    76-